EXHIBIT 10.4

EXECUTION VERSION

$185,000,000

SECOND LIEN CREDIT AGREEMENT

Dated as of June 7, 2011

among

SRAM, LLC, AS BORROWER

SRAM HOLDINGS, LLC, AS ONE OF THE GUARANTORS

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

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J.P. MORGAN SECURITIES LLC,

AS SOLE BOOKRUNNER

i

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment Agreement
Exhibit B	Notes
Exhibit C	Notice of Borrowing
Exhibit D	Notice of Conversion or Continuation
Exhibit E	Compliance Certificate
Exhibit F	Collateral Update Certificate
Exhibit G	Second Lien Guaranty and Security Agreement
Exhibit H	Form of Intercreditor Agreement
Exhibit I	U.S. Tax Certificate
Exhibit J	Affiliated Lender Assignment and Assumption

Schedule I	Approved Foreign Commercial Banks
Schedule II	Equity Redemption
Schedule III	Foreign Restructuring
Schedule 4.2	Third Party Consents
Schedule 4.3	Capitalization
Schedule 4.16	Title to Properties and Mortgages
Schedule 6.13	Post-Closing Deliveries
Schedule 7.1	Prior Indebtedness
Schedule 7.2	Prior Liens
Schedule 7.3	Prior Investments
Schedule 7.9	Affiliate Transactions

THIS SECOND LIEN CREDIT AGREEMENT, DATED AS OF JUNE 7, 2011, IS ENTERED INTO AMONG SRAM, LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “BORROWER”), SRAM HOLDINGS, LLC, A DELAWARE LIMITED LIABILITY COMPANY (“HOLDINGS”), THE LENDERS (AS DEFINED BELOW) AND JPMORGAN CHASE BANK, N.A. (“JPMORGAN CHASE BANK”), AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT FOR THE LENDERS (IN SUCH CAPACITY, AND TOGETHER WITH ITS SUCCESSORS AND PERMITTED ASSIGNS, THE “ADMINISTRATIVE AGENT”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“ABR” means for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the ABR for the Second Lien Term Facility be less than 2.50% per annum. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans” mean Term Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Advocacy SPE” means SRAM Cycling Advocacy Fund, LLC, a Delaware limited liability company.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of the Borrower. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lender” means any Affiliate of a Parent Company other than (i) a Parent Company or any Subsidiary of a Parent Company and (ii) any natural Person.

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 10.2(g).

“Agent Indemnitee” has the meaning specified in Section 9.6.

“Agreement” means this Second Lien Credit Agreement.

“Applicable Margin” means (a) for ABR Loans, 6.00% and (b) for Eurodollar Loans, 7.00%.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 10.2 (with the consent of any party whose consent is required by Section 10.2), accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Available Basket” means, as of any date of determination, an amount equal to (without duplication):

(a) the sum of:

(i) $6,000,000 plus

(ii) the Available Excess Cash Flow Amount on such date plus

(iii) returns, profits, distributions and similar amounts received in cash or Cash Equivalents on Investments made pursuant to Section 7.3(b), (c), (d), (g), (h) and (i) (including as the result of the designation of an Unrestricted Subsidiary as a Subsidiary);

(iv) Net Cash Proceeds received from equity issuances by the Reporting Person (other than proceeds from the first Qualified IPO) to the extent such Net Cash Proceeds are contributed to the Borrower; minus

(b) the sum of (i) the Available Basket used to pay cash dividends pursuant to Section 7.5(d), (ii) to fund Investments permitted pursuant to Section 7.3(h) or (iii) optional prepayments pursuant to Section 7.6(h).

“Available Excess Cash Flow Amount” means, as of any date of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow for all Excess Cash Flow Periods ending on or prior to the date of determination, minus (b) the sum at the time of determination of the aggregate amount of prepayments of Term Loans required to be made pursuant to Section 2.5(a) through the date of determination (including any optional prepayments of Term Loans that reduce the prepayments of Term Loans required to be made pursuant to Section 2.5(a)).

“Bankruptcy Event” means with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative

Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender” has the meaning specified in Section 10.6.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means, with respect to any Person, the board of directors, board of managers, or similar governing body of such Person or any committee thereof duly authorized to act on behalf of the board of directors, board of managers or similar governing body.

“Borrowing” means a borrowing consisting of Term Loans made on the same day by the Lenders according to their respective Term Loan Commitments under the Second Lien Term Facility.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Term Loans hereunder.

“Business Day” a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding (a) interest capitalized during construction, (b) any expenditure to the extent such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period and (c) any expenditure made in connection with a Permitted Reinvestment.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or in the case of Cash Equivalents held by Foreign Subsidiaries, the government of any OECD country, (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) (1) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or any Affiliate of a Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (2) in the case of Cash Equivalents held by a Foreign Subsidiary, any time deposit, certificate of deposit or overnight deposit with a commercial bank that either (x) (i) is organized under the laws of the country in which such Foreign Subsidiary making the deposit is formed or operates, (ii) has combined capital and surplus of at least $500,000,000 (or its foreign currency equivalent) and (iii) has ratings equivalent or better to BBB from Moody’s or from comparable rating agencies, or (y) is listed on Schedule I hereto (or is a successor of any such listed institutions), (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days and (f) other cash equivalents from time to time approved by the Administrative Agent.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change of Control” means the occurrence of any of the following: (a) prior to a Qualified IPO and after giving effect to the Equity Redemption, Day Affiliates shall not directly or indirectly have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings, (b) from and after a Qualified IPO, the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof), other than any Parent Company or Day Affiliates (or any groups or Persons directly or indirectly controlled by any one or more Day Affiliates), of Voting Stock of Holdings (or such Parent Company) representing 35% or more of the voting power of the total outstanding Voting Stock of Holdings (or such Parent Company), unless Day Affiliates (i) beneficially own greater percentages of the outstanding Voting Stock of Holdings (or such Parent Company) than such Person or group (that acquired at least 35%) or (ii) have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings (or such Parent Company), or (c) Holdings shall cease to own and control legally and beneficially, directly or indirectly, all of the outstanding Stock of the Borrower.

“Closing Date” means June 7, 2011.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Collateral Update Certificate” means a certificate substantially in the form of Exhibit F.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Term Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Term Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Term Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to this Agreement than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Term Loan Commitment.

“Consolidated” means the accounts of the Reporting Person consolidated in accordance with GAAP.

“Consolidated Cash Interest Expense” has the meaning specified in the Compliance Certificate.

“Consolidated Current Assets” means, at any date, the total Consolidated current assets of the Reporting Person at such date other than cash and Cash Equivalents.

“Consolidated Current Liabilities” means, at any date, all Consolidated liabilities of the Reporting Person at such date that should be classified as current liabilities on a Consolidated balance sheet of such Reporting Person; provided, however, that “Consolidated Current Liabilities” shall exclude (i) the principal amount of the Term Loans and Loans (as defined in the First Lien Credit Agreement) then outstanding, and (ii) Indebtedness maturing within one year and the current portion of long-term Indebtedness consisting of scheduled payments due within one (1) year.

“Consolidated EBITDA” has the meaning specified in the Compliance Certificate.

“Consolidated Interest Expense” means, for any period, Consolidated interest expense of the Reporting Person for such period, to the extent deducted in the determination of Consolidated Net Income.

“Consolidated Leverage Ratio” has the meaning specified in the Compliance Certificate.

“Consolidated Net Income” has the meaning specified in the Compliance Certificate.

“Consolidated Total Debt” means all Indebtedness of the Reporting Person of a type described in clause (a), (b), (c)(i), (d) or (f) of the definition thereof and all Guaranty Obligations with respect to any such Indebtedness, in the case of such Reporting Person on a Consolidated basis.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Controlled Investment Affiliates” means, with respect to any Person, any investment fund or investment vehicle that is both (i) organized by such Person or an Affiliate of such Person for the sole purpose of making equity or debt investments in one or more companies and (ii) controlled by or under common control with such Person. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a) Liens (i) with respect to the payment of Taxes or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(b) Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(c) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(d) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(e) judgment liens (other than for the payment of Taxes) securing judgments and other proceedings not constituting an Event of Default under Section 8.1(e) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(f) Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 7.4 that, for each of the Liens in clauses (i) and (ii) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(g) Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(h) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property; and

(i) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of non-delinquent customs duties in connection with the importation of Inventory in the ordinary course of business.

“Day Affiliates” means (a) Stanley R. Day, Jr. and Frederick K.W. Day and their spouses, parents, children, siblings, cousins, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law and (b) various trusts for the benefit of the individuals described in clause (a) and the trustees thereof.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Term Loans or (ii) pay over to any Group Member any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Group Member in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Group Member, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Term Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Group Member’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute or (e) has become the subject of a Bankruptcy Event.

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Second Lien Term Facility and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of Borrower which is organized under the laws of any state of the United States.

“Dutch Auction” means an auction of Term Loans conducted (a) pursuant to Section 10.2(g) to allow an Affiliated Lender to acquire Term Loans at a discount to par value and on a non pro rata basis, or (b) pursuant to Section 10.2(h) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a non pro rata basis, in each case in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” means with respect to a purchase of Term Loans by an Affiliated Lender pursuant to Section 10.2(g) or with respect to a purchase or prepayment of Term Loans by a Purchasing Borrower Party pursuant to Section 10.2(h), Dutch auction procedures as reasonably agreed upon by such Affiliated Lender or Purchasing Borrower Party, as the case may be, and the Administrative Agent.

“Earn-Outs” means, with respect to any Person, obligations of such Person arising from a Permitted Acquisition which are payable to the seller based on the achievement of specified financial results over time.

“Eligible Assignee” means (i) any Lender (other than a Defaulting Lender), any Affiliate of a Lender (other than a Defaulting Lender) and any Approved Fund (other than an Approved Fund of a Defaulting Lender), but in each case other than Affiliated Lenders and Purchasing Borrower Parties, (ii) any commercial bank, insurance company, investment or mutual fund or other entity which extends credit or buys loans in the ordinary course of its business and (iii) solely to the extent allowed in Section 10.2(g) and Section 10.2(h), Affiliated Lenders and Purchasing Borrower Parties.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation or protection of human health, safety, the environment or natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior or after the date hereof.

“Equity Redemption” means the repayment and redemption of all of Holdings’s outstanding Class A Units (including payment of all accrued preferred distributions thereon and the common participation right associated therewith) held by the owners thereof, cash distributions to SRAM-SP2 to pay any taxes, expenses or other costs incurred by SRAM-SP2 or its shareholders in connection therewith, and the amendment and restatement of the Limited Liability Company Operating Agreement of Holdings to replace the separate Class A Units and Class B Units issued thereunder with a single class of common units, and to eliminate the corporate governance and liquidity rights associated with the Class A Units thereunder and corresponding changes to the Limited Liability Company Operating Agreement of the Borrower, all substantially as further described on Schedule II.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Eurocurrency Reserve Requirements” means for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans” means Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate be less than 1.50% per annum.

“Eurodollar Tranche” means the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Event of Default” has the meaning specified in Section 8.1.

“Excess Cash Flow” has the meaning specified in the Compliance Certificate.

“Excess Cash Flow Period” means each of (a) the Borrower’s 2012 Fiscal Year and (b) each Fiscal Year of the Borrower thereafter.

“Excluded Taxes” means with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Secured Party: (a) Other Connection Taxes on gross or net income, profits or revenue and any franchise Taxes (including any branch profits Taxes), (b) in the case of a Non-U.S. Lender Party, U.S. federal withholding Taxes to the extent that the obligation to withhold amounts was imposed pursuant to a Requirement of Law on the date that such Person became a Secured Party under this Agreement, except in each case to the extent such Secured Party is a direct assignee of any other Secured Party (other than an assignee pursuant to Section 2.15) that was entitled, at the time the assignment of such other Secured Party became effective, to receive additional amounts pursuant to Section 2.14, (c) Taxes that are directly attributable to the failure (other than as a result of any change in a Requirement of Law) by any Secured Party to deliver documentation required to be delivered pursuant to Section 2.14(f) or (d) any withholding Taxes imposed on amounts payable as a result of a failure (other than by a Loan Party) to comply with FATCA to establish a complete exemption from withholding thereunder.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 30, 2010 among SRAM, LLC, the institutions party thereto as lenders and issuers and General Electric Capital Corporation, in its capacity as administrative agent thereunder.

“Extension” has the meaning specified in Section 2.17(a).

“Extension Amendment” has the meaning specified in Section 2.17(c).

“Extension Offer” has the meaning specified in Section 2.17(a).

“Extended Term Loans” has the meaning specified in Section 2.17(a).

“Extending Term Lender” has the meaning specified in Section 2.17(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it

“Fee Letter” means the letter agreement, dated as of May 16, 2011, addressed to Borrower from the Administrative Agent and accepted by Borrower, with respect to certain fees to be paid from time to time to the Administrative Agent and its Related Persons.

“Financial Statement” means each financial statement delivered pursuant to Section 4.4 or Section 5.1.

“First Lien Administrative Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent for the holders of the loans under the First Lien Credit Facilities.

“First Lien Credit Agreement” means the First Lien Credit Agreement dated as of the date hereof among the Borrower, Holdings, JPMorgan Chase Bank, N.A. as Administrative Agent and the lenders from time party thereto.

“First Lien Credit Facilities” means the First Lien Term Facility and the First Lien Revolving Facility under the First Lien Credit Agreement, and shall include any Incremental Term Loans thereunder.

“First Lien Revolving Facility” means the $50,000,000 senior secured first lien revolving facility under the First Lien Credit Agreement

“First Lien Term Facility” means the $605,000,000 senior secured first lien term facility under the First Lien Credit Agreement.

“First Lien Term Loans” means the outstanding term loans under the First Lien Term Facility.

“First Priority Obligations” has the meaning specified in the Intercreditor Agreement.

“Fiscal Quarter” means each 3 fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Plan Event” means, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Restructuring Note” has the meaning specified in the definition of Foreign Restructuring.

“Foreign Restructuring” means the collective reference to the following transactions: (a) the making of a loan by SIC of up to $85,000,000 utilizing the Net Cash Proceeds of the first Qualified IPO to a newly formed Foreign Subsidiary, to be evidenced by a note (the “Foreign Restructuring Note”) issued by such newly formed Foreign Subsidiary to SIC and having terms and conditions reasonably satisfactory to the Administrative Agent (which note shall be pledged pursuant to the Guaranty and Security Agreement); (b) the use of the proceeds of such loan by such newly formed Foreign Subsidiary to acquire from the Borrower all of the outstanding Stock of all of the Foreign Subsidiaries of the

Borrower in exchange for up to $85,000,000 in cash and equity of such newly formed Foreign Subsidiary; and (c) the transfer of ownership of the Stock of one or more Foreign Subsidiaries to one or more other Foreign Subsidiaries, all substantially as further described on Schedule III.

“Foreign Subsidiary” means (i) any Subsidiary other than a Domestic Subsidiary and (ii) any Domestic Subsidiary that has no material assets other than stock of “controlled foreign corporations” as defined in Section 957(a) of the Code.

“Form S-1” means the Form S-1 Registration Statement filed by SRAM International Corporation (“SIC”) with the United States Securities and Exchange Commission under the Securities Act on May 12, 2011, as amended from time to time.

“Funding Office” means the office of the Administrative Agent specified in Section 10.7 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 4.4(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means, collectively, the Borrower, its Subsidiaries, Holdings and, to the extent that SIC is the Reporting Person, SIC, SRAM-SP2 and the SRAM-SP2 Subs.

“Group Members’ Accountants” means PricewaterhouseCoopers or other nationally-recognized independent registered certified public accountants acceptable to the Administrative Agent.

“Guarantor” means Holdings, each Wholly Owned Subsidiary of the Borrower listed on Schedule 4.3 that is not a Foreign Subsidiary and each other Person that enters into any Guaranty Obligation with respect to the Obligations (it being understood that SIC, SRAM-SP2 and the SRAM-SP2 Subs shall each be a Guarantor to the extent SIC is the Reporting Person).

“Guaranty and Security Agreement” means the Second Lien Guaranty and Security Agreement to be executed and delivered by Holdings, the Borrower and each Guarantor, substantially in the form of Exhibit G.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means any substance or material that is classified, regulated or otherwise characterized under any Environmental Law as a waste or as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that (a) contributed less than (i) 1% of Consolidated EBITDA (as defined herein without giving effect to any Subsidiaries of such Subsidiary) for the most recent four-quarter period for which financial statements are available and (ii) had assets (excluding intercompany accounts) constituting less than 1% of Consolidated total assets of the Borrower and its Subsidiaries as of the end of the most recent Fiscal Period for which financial statements are available (giving effect to the value of Stock owned by such Subsidiary but excluding the assets of the Subsidiaries of such Subsidiary), (b) together with all other such other Immaterial Subsidiaries, had (i) contributed less than 5% of Consolidated EBITDA for the most recent four-quarter period for which financial statements are available and (ii) assets (excluding intercompany accounts) constituting less than 5% of Consolidated total assets of the Borrower and its Subsidiaries as of the end of the most recent Fiscal Period for which financial statements are available, as reflected on the most recent financial statements delivered pursuant to Section 5.1 prior to such date) and (c) has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent).

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than (i) accrued expenses and trade payables incurred in the ordinary course of business and other than deferred compensation arrangements entered into in the ordinary course of business in consideration for actual services rendered and (ii) Earn-Outs (unless the performance requirements have been satisfied and the amount payable is fixed), (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Term Loan Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, provided that this clause (g) shall not apply to Stock held by any future, present or former employee, director, officer or consultant of any Group Member that is subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time, (h) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, or (y) any such item is secured by a Lien on such Person’s property.

“Indemnified Liabilities” has the meaning specified in Section 10.3.

“Indemnitee” has the meaning specified in Section 10.3.

“Indemnified Taxes” means all Taxes other than any (a) Excluded Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document or (b) Other Taxes.

“Intercreditor Agreement” the intercreditor agreement, dated as of June 7, 2011, among the Borrower, Holdings, the Administrative Agent and the First Lien Administrative Agent substantially in the form of Exhibit H.

“Initial Projections” means those financial projections, dated June 30, 2011, covering the Fiscal Quarters ending on or prior to December 31, 2011 and the Fiscal Years ending in 2012 through 2016 and delivered to the Administrative Agent by the Borrower prior to the date hereof.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intellectual Property Security Agreement” means each of the short-form Grant of Security Interest In Patent Rights, Trademark Rights or Copyright Rights, as applicable, between a Loan Party and the Administrative Agent and any supplements thereto, and including the Grant of Security Interest In Trademark Rights and the Grant of Security Interest In Patent Rights, each dated as of the date hereof, among the Borrower, Compositech, Inc., and the Administrative Agent.

“Interest Payment Date” means (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, subject to Section 2.6(d), the last day of each calendar month) to occur while such ABR Loan is outstanding and the final maturity date of such ABR Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Term Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period” means as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Term Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or interest rate insurance.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Investment” means, with respect to any Person, directly or indirectly, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) to purchase or otherwise acquire, whether in one transaction or in a series of transactions, all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly and without duplication, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Sales of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items created in the ordinary course of business, (d) to make, directly or indirectly, any contribution to the capital of any other Person or (e) to Sell any property for less than fair market value (including a disposition of cash or Cash Equivalents in exchange for consideration of lesser value); provided, however, that such Investment shall be valued at the difference between the value of the consideration for such Sale and the fair market value of the property Sold.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Lenders” means, any financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment or otherwise, in each case together with its successors; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” means, collectively, this Agreement, any Notes, the Intercreditor Agreement, the Security Documents, any other security agreement, the Fee Letter, and, when executed, each document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Loan Party” means each Borrower and each Guarantor.

“Material Adverse Effect” means a material adverse change in any of (a) the financial condition, business, operations or property of the Group Members, taken as a whole, (b) the ability of any Loan Party to perform its material obligations under the Loan Documents, taken as a whole and (c) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under any Loan Document.

“Model Year” means the twelve-month period ending on June 30 of any year.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a security interest over real property in favor of the Administrative Agent as security for the Obligations.

“Mortgaged Property” means any real property subject to a Mortgage.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of real property, (i) each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes), (ii) if reasonably requested by the Administrative Agent, an opinion of counsel in the state in which such real property is located and an opinion of counsel in the jurisdiction of organization of the owner of each Mortgaged Property, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of real property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to such Liens as the Administrative Agent may approve and Customary Permitted Liens, (iii) (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage and that is located in a “special flood hazard area”, and (2) is written in an amount as required by applicable law, (B) a “life of loan” standard flood hazard determination with respect to each Mortgaged Property, and (C) confirmation that the Borrower has received the notice requested pursuant to Section 208.25(i) of Regulation H of the Board and (iv) all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in subclause (i) above, and a copy of all other material documents affecting the Mortgaged Properties.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“MNPI” means any information regarding Borrower, its Subsidiaries or its Affiliates, or Borrower’s assets, its ability to perform its Obligations or any other matter that could reasonably be expected to be material to a decision by any Lender to participate in any Dutch Auction or assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby and that has not previously been disclosed to the Administrative Agent and the Lenders.

“Net Cash Proceeds” means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable by any Group Member or any direct or indirect holder of the Stock of Holdings as a result thereof, and as a result of the distribution of such proceeds to the Borrower, (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto, (iv) the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such Sale or Property Loss Event (provided that any reversal of any such reserves will be deemed to be Net Cash Proceeds received at the time and in the amount of such reversal), (v) any amounts required to be paid to any Person (other than any Group Member) owning a beneficial interest in the assets subject to such Sale or Property Loss Event (but not in excess of such Person’s ratable ownership percentage of the proceeds from such Sale or Property Loss Event) and (vi) any other liabilities associated with such Sale or Property Loss Event and retained by any Group Member thereafter, to the extent reflected on the Consolidated balance sheet of the Borrower at the time thereof; or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.

“No MNPI Representation” means by a Person, a representation that such Person is not in possession of any MNPI that has not been disclosed to Lenders generally (other than those Lenders who have elected to not receive any non-public information with respect to the Group Members).

“Non-U.S. Lender Party” means each Lender, each SPV and each participant, in each case that is not a Domestic Person.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit B, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s aggregate initial principal amount of the Term Loans.

“Notice of Borrowing” has the meaning specified in Section 2.1.

“Notice of Conversion or Continuation” has the meaning specified in Section 2.7.

“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Administrative Agent, any Lender, any other Indemnitee, any participant, any SPV or any Secured Hedging Counterparty arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is the Borrower, all Term Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document.

“Other Connection Taxes” means with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Taxes (other than a connection arising from such Secured Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent Company” means SIC or any Person, directly or indirectly, holding more than 50% of the Voting Stock of Holdings.

“Participant” has the meaning specified in Section 10.2(c).

“Participant Register” has the meaning specified in Section 10.2(c).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” has the meaning specified in Section 10.16.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions:

(i) in each case on a Pro Forma Basis, (1) no Default or Event of Default shall have occurred and be continuing and (2) the Consolidated Leverage Ratio (x) at any time prior to a Qualified IPO, shall not exceed 6.25:1.00 or (y) following a Qualified IPO, shall not exceed 4.00:1.00, and the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating such compliance calculation in reasonable detail;

(ii) if such Proposed Acquisition is structured as a stock acquisition, or a merger or consolidation, then either (A) the Person so acquired becomes a Wholly Owned Subsidiary or (B) such Person is merged with and into either the Borrower or a Wholly Owned Subsidiary of the Borrower (with the Borrower or such Subsidiary being the surviving entity in such merger);

        (iii) all of the provisions of Section 6.10 and the Security Documents have been or will be complied with in respect of such Proposed Acquisition;

        (iv) the aggregate amount of such Investments by Loan Parties in Stock or assets that are not (or do not become) owned by a Loan Party or in Stock of Persons that do not become Loan Parties shall not exceed $23,000,000; and

        (v) such Proposed Acquisition was not hostile prior to the consummation thereof.

“Permitted Indebtedness” means any Indebtedness of any Group Member that is not prohibited by Section 7.1.

“Permitted Investment” means any Investment of any Group Member that is not prohibited by Section 7.3.

“Permitted Lien” means any Lien on or with respect to the property of any Group Member that is not prohibited by Section 7.2 or any other provision of any Loan Document.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount (excluding interest that accrued after the date of such refinancing) not greater than the aggregate principal amount of such Permitted Indebtedness outstanding at the time of such refinancing or extension, plus accrued interest on, the Indebtedness so refinanced or extended (plus the amount of reasonable premium and fees and expenses incurred in connection therewith), (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and final maturity no shorter than that of such Permitted Indebtedness, (c) is not entered into as part of a Sale and Leaseback transaction, (d) is not secured by any property or any Lien other than those securing such Permitted Indebtedness and (e) is otherwise on terms not materially less favorable to the Group Members, taken as a whole, than those of such Permitted Indebtedness; provided, however, that, notwithstanding the foregoing, (x) the terms of such Permitted Indebtedness may be modified as part of such Permitted Refinancing if such modification would have been permitted pursuant to Section 7.11 and (y) no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted Indebtedness existed and constituted Permitted Indebtedness prior to such refinancing or extension.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Sale or Property Loss Event, to acquire (or make Capital Expenditures with respect) to the extent otherwise permitted hereunder, property useful in the business of the Borrower or any of its Subsidiaries (including through a Permitted Acquisition) including, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Pledged Stock” has the meaning specified in the Guaranty and Security Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Balance Sheet” has the meaning specified in Section 4.4(d).

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act; provided that in the case of any Permitted Acquisition, pro forma effect shall be given to any operating expense reductions determined in good faith by the Borrower to be reasonably expected to result from such acquisition, but only to the extent such reductions are expected be effective substantially contemporaneously with closing of the acquisition or are otherwise approved by the Administrative Agent (such approval not to be unreasonably withheld).

“Pro Forma Transaction” means any transaction consummated as part of any Permitted Acquisition, Related Transactions, prepayment of Indebtedness, Earn-Out payment, as part of any designation of a Subsidiary as an Unrestricted Subsidiary, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.

“Projections” means, collectively, the Initial Projections and any document delivered pursuant to Section 5.1(e).

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Proposed Acquisition” means (a) any proposed acquisition that is consensual and approved by the Board of Directors of such Proposed Acquisition Target, of all or substantially all of the assets or Stock of any Proposed Acquisition Target by the Borrower or any Subsidiary of the Borrower (or by Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs to the extent such assets and Stock are transferred to the Borrower or any Subsidiary of the Borrower contemporaneously with such acquisition) or (b) any proposed merger of any Proposed Acquisition Target with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

“Proposed Acquisition Target” means any Person or any brand, line of business, division, branch, operating division or other unit operation of any Person.

“Pro Rata Outstandings”, of any Lender at any time, means the outstanding principal amount of the Term Loans owing to such Lender.

“Pro Rata Share” means, with respect to any Lender and the Second Lien Term Facility at any time, the percentage obtained by dividing (a) the sum of the Term Loan Commitments (or, if the Term Loan Commitments are terminated, the Pro Rata Outstandings therein) of such Lender then in effect under such the Second Lien Term Facility by (b) the sum of the Term Loan Commitments (or, if the Term

Loan Commitments in the Second Lien Term Facility are terminated, the Pro Rata Outstandings therein) of all Lenders then in effect under the Second Lien Term Facility; provided, however, that, if there are no Term Loan Commitments and no Pro Rata Outstandings in the Second Lien Term Facility, such Lender’s Pro Rata Share in the Second Lien Term Facility shall be determined based on the Pro Rata Share in the Second Lien Term Facility most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.15.

“Purchasing Borrower Party” means a Parent Company or any Subsidiary of a Parent Company that becomes an Eligible Assignee or a Participant pursuant to Section 10.2.

“Qualified IPO” means an underwritten public offering of the Stock of Holdings (or any Parent Company that directly or indirectly owns 100% of the Stock of Holdings formed for the purpose of issuing its Stock in connection with such public offering) (including, without limitation, the underwritten public offering contemplated by the Form S-1) which generates Net Cash Proceeds in the amount of at least $100,000,000.

“Refinanced Term Loans” has the meaning specified in Section 10.1.

“Register” has the meaning specified in Section 10.2(b)(iv).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds less any amount paid or required to be paid by any Group Member to make Permitted Reinvestments with such Net Cash Proceeds pursuant to a Contractual Obligation entered into prior to the earliest of (a) the Reinvestment Prepayment Date occurring under any of clauses (a) or (c) of such defined term, (b) the date upon which the Administrative Agent receives notice under clause (b) of the definition of “Reinvestment Prepayment Date” and (c) the date upon which Borrower receives notice under clause (d) of the definition of “Reinvestment Prepayment Date”.

“Reinvestment Prepayment Date” means, with respect to any portion of any Net Cash Proceeds of any Sale or Property Loss Event, the earliest of (a) the 365th day after the completion of the portion of such Sale or Property Loss Event corresponding to such Net Cash Proceeds, (b) the date that is 5 Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to make Permitted Reinvestments with such Net Cash Proceeds, (c) the occurrence of any Event of Default set forth in Section 8.1(e)(ii) and (d) 10 Business Days after the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default.

“Related Documents” means, collectively, the payoff letters with respect to the Existing Credit Agreement executed and delivered to the Administrative Agent in connection with Section 3.1(e), the documentation executed in connection with the closing of the First Lien Credit Facilities and the Equity Redemption and each other document executed with respect to any of the foregoing or any Related Transaction.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 9.2 or any comparable provision of any Loan Document.

“Related Transactions” means, collectively, the termination and repayment of the Existing Credit Agreement and the release of collateral, liens and security documents thereunder, the closing of the First Lien Credit Facilities and the Equity Redemption and the execution and delivery of all Related Documents and the payment of all related fees, costs and expenses.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Replacement Term Loans” has the meaning specified in Section 10.1.

“Reporting Person” means, (a) prior to a Qualified IPO, Holdings and (b) after a Qualified IPO, SIC.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Term Loan Commitments (or, if such Term Loan Commitments are terminated, the Pro Rata Outstandings in the Second Lien Term Facility) then in effect.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, treasurer, assistant treasurer, controller, chief financial officer, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the documents delivered pursuant to Section 5.1(d), documents delivered on the Closing Date and documents delivered pursuant to Section 6.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restricted Payment” means (a) any dividend, return of capital, distribution or any other payment, whether direct or indirect and whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries, in each case now or hereafter outstanding, including with respect to a claim for rescission of a Sale of such Stock or Stock Equivalent and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect, of any Stock or Stock Equivalent of any Group Member or of any direct or indirect parent entity of the Borrower, now or hereafter outstanding, and any payment or other transfer or setting aside of funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Second Lien Term Facility” means the Term Loan Commitments and the Term Loans.

“Secured Hedging Agreement” means any Hedging Agreement that (a) has been entered into with a Secured Hedging Counterparty, (b) in the case of a Hedging Agreement not entered into with or provided or arranged by the Administrative Agent or an Affiliate of the Administrative Agent, is expressly identified as being a “Secured Hedging Agreement” hereunder in a joint notice from such Loan Party and such Person delivered to the Administrative Agent reasonably promptly after the execution of such Hedging Agreement and (c) meets the requirements of Section 7.1(f).

“Secured Hedging Counterparty” means (a) a Person who has entered into a Hedging Agreement with a Loan Party if such Hedging Agreement was provided or arranged by the Administrative Agent or an Affiliate of the Administrative Agent, and any assignee of such Person or (b) a Lender or an Affiliate of a Lender who has entered into a Hedging Agreement with a Loan Party (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of the Hedging Agreement).

“Secured Parties” means the Lenders, the Administrative Agent, any Secured Hedging Counterparty and each other Indemnitee and any other holder of any Obligation of any Loan Party.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Security Documents” means the collective reference to the Guaranty and Security Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest (other than as a result of a Property Loss Event), including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“SIC” has the meaning specified in the definition of “Form S-1”.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“SRAM Cycling Advocacy Donation” means a one-time donation by any Group Member to a charitable organization to be formed as a successor to Advocacy SPE in an aggregate amount not to exceed $5,000,000 (it being understood and agreed that such donation shall not occur until after a Qualified IPO).

“SRAM-SP2” means SRAM-SP2, Inc.

“SRAM-SP2 Subs” means SRAM SP-3, LLC and SRAM SP-4, LLC, separately and collectively.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable (but excluding any debt security that is convertible into, or exchangeable for, Stock or Stock Equivalents).

“Subordinated Debt” means any Indebtedness that is subordinated to the payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person; provided, however, that notwithstanding the foregoing, Unrestricted Subsidiaries and Advocacy SPE, unless Holdings otherwise elects, shall not be deemed to be a “Subsidiary” of Borrower, Holdings, or any Parent Company or a Loan Party or Group Member for purposes of this Agreement or any of the other Loan Documents, shall not be subject to the terms or provisions of this Agreement or any of the other Loan Documents, and shall be excluded from all Financial Statements and the calculation of financial covenants hereunder.

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” has the meaning specified in Section 2.1 and, unless the context otherwise requires, shall include any Refinanced Term Loans or Replacement Term Loans as contemplated by Section 10.1.

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans to the Borrower under the Second Lien Term Facility, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Term Loan Commitments on the date hereof equals $185,000,000.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Maturity Date” means December 7, 2018, the seven and a half year anniversary of the Closing Date.

“Term Loan Percentage” means, as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate amount of the Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Transaction Costs” has the meaning specified in Section 6.9.

“Type” shall refer, as to any Term Loan, to the nature of such Term Loan as a ABR Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“United States” or “U.S.” means the United States of America.

“U.S. Tax Certificate” has the meaning specified in Section 2.14(f)(ii)(4).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such in accordance with the below. It is understood that Unrestricted Subsidiaries shall not be subject to Sections 2, 4, 5, 6, 7 or 8 of this Agreement and shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters. The Borrower may designate any Subsidiary (other than any Subsidiary previously designated as an Unrestricted Subsidiary) as an Unrestricted Subsidiary or redesignate any Unrestricted Subsidiary as a Subsidiary (it being understood that each such designation as an Unrestricted Subsidiary shall constitute an Investment (valued as the net book value of the Reporting Person’s investment therein on the books of the Reporting Person with respect to such Subsidiary at the time of designation) in the non-Group Member subsidiary at the time of such designation) at any time by written notice to the Administrative Agent, provided that (i) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing and (ii) such designation shall be subject to compliance with the provisions of Section 7.3. The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Unrestricted Subsidiary existing at such time.

“U.S. Lender Party” means each of the Administrative Agent, each Lender, each SPV and each participant, in each case that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the Board of Directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means the relevant Loan Party or the Administrative Agent, as applicable.

“Working Capital” means, for any Person at any date, its Consolidated Current Assets at such date minus its Consolidated Current Liabilities at such date.

Section 1.2 UCC Terms. The following terms have the meanings given to them in the applicable UCC: “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.

Section 1.3 Accounting Terms and Principles.

(a) GAAP. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of Article VII unless the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP (and the Borrower, the Administrative Agent and the Required Lenders agree to negotiate such modification in good faith as soon as practical as reasonably requested by Borrower or the Administrative Agent) and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article VII and elsewhere in this Agreement or the Compliance Certificate shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”

(b) Pro Forma. All components of financial calculations made to determine compliance with financial ratios in accordance with this Agreement, shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower based on assumptions expressed therein and that were reasonable based on the information available to the Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

Section 1.4 Payments. The Administrative Agent may set up reasonable standards and procedures (consistent with the standards and procedures used by Administrative Agent with its other customers) to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party. Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.

Section 1.5 Interpretation.

(a) Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

(b) Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any modification to any term of or amendment of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE 2

THE SECOND LIEN FACILITY

Section 2.1 Term Loan Commitments On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally, but not jointly, agrees to make a loan (net of any applicable upfront fees) (each a “Term Loan”) in Dollars to the Borrower on the Closing Date, in an amount not to exceed such Lender’s Term Loan Commitment. Amounts of Term Loans repaid may not be reborrowed. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.2 and Section 2.7.

Section 2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in writing substantially in the form of Exhibit C (a “Notice of Borrowing”) (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 1:00 P.M., New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders in immediately available funds.

Section 2.3 Repayment of Term Loans. The Term Loans shall be due and payable by the Borrower on the Term Loan Maturity Date.

Section 2.4 Optional Prepayments. The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.13. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.

All voluntary prepayments of the Term Loans shall be accompanied by (x) a prepayment fee equal to 3.0% of the principal amount prepaid if made during the period commencing on the Closing Date and ending eighteen months thereafter; provided that no such prepayment premium shall apply to prepayments made in accordance with Section 2.5(d), (y) a prepayment fee equal to 2.0% of the principal amount prepaid if made during the next succeeding twelve month period or (z), a prepayment fee equal to 1.0% of the principal amount prepaid if made during the next succeeding twelve month period.

Section 2.5 Mandatory Prepayments. (a) Excess Cash Flow. The Borrower shall pay or cause to be paid to the Administrative Agent, within 5 Business Days after the last date Financial Statements can be delivered pursuant to Section 5.1(c) for Fiscal Year 2012 and each Fiscal Year thereafter, an amount equal to 50% of the Excess Cash Flow for such Fiscal Year; provided, however, that should the Consolidated Leverage Ratio of Borrower on the last day of such Fiscal Year be less than 3.50 to 1.0, such percentage shall be reduced to 25% as to such Fiscal Year; provided; further, that should the Consolidated Leverage Ratio of Borrower on the last day of such Fiscal Year be less than 2.25 to 1.0, such percentage shall be reduced to 0% as to such Fiscal Year; and provided; further, that the amount of any prepayment due pursuant to this Section 2.5(a) shall be reduced, Dollar for Dollar, by the sum of the principal amount of any (1) voluntary prepayment of the Term Loans pursuant to Section 2.4 made by the Borrower, without duplication, during such Fiscal Year or in the subsequent Fiscal Year prior to the delivery of Financial Statements pursuant to Section 5.1(c) and (2) prepayment of First Lien Term Loans or Revolving Loans (as defined in the First Lien Credit Agreement) (to the extent accompanied by a permanent reduction of the Revolving Credit Commitment) (as defined in the First Lien Credit Agreement) prepaid pursuant to Section 2.7 (or any successor provision) or Section 2.8(a) (or any successor provision) of the First Lien Credit Agreement, to the extent the amount so prepaid reduced the mandatory prepayment otherwise required under the First Lien Credit Agreement with respect to the Excess Cash Flow for the applicable Fiscal Year.

(b) Debt Issuances. If any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.1) shall be issued or incurred by any Group Member, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans provided; that the amount of any prepayment due pursuant to this Section 2.5(b) shall be reduced, Dollar for Dollar, by the amount of any prepayment made pursuant to Section 2.8 (b) (or any successor provision) of the First Lien Credit Agreement in respect of the receipt of such Net Cash Proceeds.

(c) Asset Sales and Recovery Events. Upon receipt on or after the Closing Date by Borrower or any of its Subsidiaries of Net Cash Proceeds arising from (i) any Sale by any Group Member of any of its property other than Sales of its own Stock and Sales of property permitted hereunder in reliance upon any of clauses (a) through (e) of Section 7.4 or (ii) any Property Loss Event with respect to any property of any Group Member to the extent resulting, in the aggregate with all other such Property Loss Events, in the receipt by any of them of Net Cash Proceeds in excess of $5,000,000 in any Fiscal Year, the Borrower shall promptly (and in any event within five Business Days of its receipt thereof) prepay the Term Loans in an amount equal to 100% of such Net Cash Proceeds; provided, however, that, upon any such receipt, if no Event of Default shall be continuing at the time of such receipt, any Group Member may make Permitted Reinvestments with such Net Cash Proceeds and the Borrower shall not be required to make or cause such payment to the extent (x) such Net Cash Proceeds are intended to be used to make Permitted Reinvestments and (y) on each Reinvestment Prepayment Date for such Net Cash Proceeds, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds; provided further that any such mandatory prepayment pursuant to this Section 2.5(c) shall be reduced, Dollar for Dollar, by the amount of any prepayment made pursuant to Section 2.8(c) (or any successor provision) of the First Lien Credit Agreement in respect of the receipt of such Net Cash Proceeds.

(d) If there is a Qualified IPO within six months of the Closing Date, the Borrower shall, within five Business Days of the receipt of any Net Cash Proceeds of such Qualified IPO, apply such Net Cash Proceeds toward the prepayment of the Term Loans.

(e) The application of any prepayment pursuant to this Section 2.5 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Term Loans under this Section 2.5 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

Section 2.6 Interest. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Payments. (i) If all or a portion of the principal amount of any Term Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Term Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) and the applicable cure period shall have expired, such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

Section 2.7 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in substantially the form of Exhibit D (a “Notice of Conversion or Continuation”) of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Procedure. Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Eurodollar Loans, provided that no Eurodollar Loan under the Second Lien Term Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

Section 2.8 Fees. The Borrower shall pay to the Administrative Agent and its Related Persons its reasonable and customary fees and expenses in connection with any payments made pursuant to Section 2.13(a) (Breakage Costs; Increased Costs; Capital Requirements) and the Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

Section 2.9 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

Section 2.10 Payments and Computations. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Term Loan Commitments of the Lenders shall be made pro rata according to the respective Term Loan Percentages of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. The amount of each optional principal prepayment of the Term Loans pursuant to Section 2.4 shall be applied to the remaining installments as directed by the Borrower and the amount of each mandatory prepayment of Term Loans pursuant to Section 2.5 shall be applied to any installments due within 12 months of such prepayment and then shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.6. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.10(e), Section 2.10(f) or Section 9.6, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(g) Computations of Interests and Fees.

        (i) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Term Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

        (ii) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.6(a).

Section 2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders in respect of the Second Lien Term Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Eurodollar Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the Second Lien Term Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Term Loans under the Second Lien Term Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the Second Lien Term Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the Second Lien Term Facility shall be made or continued as such, nor shall the Borrower have the right to convert Term Loans under the Second Lien Term Facility to Eurodollar Loans.

Section 2.12 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

        (i) shall subject any Secured Party to any Taxes (other than (A) Indemnified Taxes, (B) Other Taxes and (C) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

        (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

        (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or such other Secured Party, by an amount that such Lender or other Secured Party deems to be material, of making, converting into, continuing or maintaining Term Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Secured Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Secured Party for such increased cost or reduced amount receivable. If any Lender or such other Secured Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(e) Except as explicitly provided for in Section 2.12(a), this Section 2.12 shall not apply to any costs arising in connection with Taxes, which shall be governed solely by the provisions of Section 2.14.

Section 2.13 Breakage Costs; Increased Costs; Capital Requirements. (a) Breakage Costs. The Borrower shall compensate each Lender, upon demand from such Lender to such Borrower (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Eurodollar Loans of such Lender to the Borrower but excluding any loss of the Applicable Margin on the relevant Term Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Defaulting Lender, a proposed Borrowing, conversion into or continuation of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by the Borrower, (B) to the extent any Eurodollar Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a ABR Loan (including because of Section 2.11) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by the Borrower to repay Eurodollar Loans when required by the terms hereof. For purposes of this clause (a), each Lender shall be deemed to have funded each Eurodollar Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b) Increased Costs. If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurocurrency Reserve Requirements) from any Governmental Authority shall have the effect of increasing the cost to such Lender of making, funding or maintaining any Eurodollar Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit, , then, upon demand by such Lender (with copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such increased cost. This Section 2.13(b) shall not apply to any costs arising in connection with any Taxes, which shall be governed exclusively by the provisions of Section 2.12 or Section 2.14.

(c) Compensation Certificate. Each demand for compensation under this Section 2.13 shall be accompanied by a certificate of the Lender claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Borrower of the change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14 Taxes. (a) Payments Free and Clear of Taxes. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Secured Party receives the amount it would have received had no such withholding been made.

(b) The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) As soon as practicable after any payment of any Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify each Secured Party for any Indemnified Taxes or Other Taxes that are paid or payable by such Loan Party in connection with any Loan Document (including amounts paid or payable under this Section 2.14) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Loan Parties shall not be required to indemnify any Secured Party for any loss, cost or expense (including any penalty or interest) to the extent arising out of any failure by the Administrative Agent or such Secured Party to timely pay or file a return relating to an Indemnified Tax or Other Tax if any Loan Party has paid the amount of such Tax to the Administrative Agent or such Secured Party. The indemnity under this Section 2.14(d) shall be paid within 10 days after the Secured Party delivers to the Borrower a certificate stating the amount of any Indemnified Taxes or Other Taxes so paid or payable by such Secured Party and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Secured Party shall deliver a copy of such certificate to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(1) through Section 2.14(f)(ii)(5) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a change in a Requirement of Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.14(f). If any form or certification previously delivered pursuant to this Section 2.14(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so

(ii) Without limiting the generality of the foregoing, if the Borrower is a Domestic Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(1) in the case of a U.S. Lender Party, IRS Form W-9 certifying that such U.S. Lender Party is exempt from U.S. federal backup withholding Tax;

(2) in the case of a Non-U.S. Lender Party claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such income tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such income tax treaty;

(3) in the case of a Non-U.S. Lender Party for whom payments under any Loan Document constitute income that is effectively connected with such Non-U.S. Lender Party’s conduct of a trade or business in the United States, IRS Form W-8ECI

(4) in the case of a Non-U.S. Lender Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit I (a “U.S. Tax Certificate”) to the effect that such Non-U.S. Lender Party is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(5) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (1), (2), (3), (4) and (6) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Non-U.S. Lender Party; provided, however, that if the Non-U.S. Lender Party is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Non-U.S. Lender Party may provide a U.S. Tax Certificate on behalf of such partners; or

(6) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.13(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts paid pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this

Section 2.14(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.14(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

Section 2.15 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.12, Section 2.13 (other than break-funding losses) or Section 2.14, (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent to the extent the assignment would require such consent under Section 10.2 (and any existing Lender shall be deemed to be satisfactory to Administrative Agent), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.2 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12, Section 2.13 or Section 2.14, as the case may be, and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

Section 2.16 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or Section 2.14 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or Section 2.14.

Section 2.17 Extensions of Term Loans (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept in their sole discretion the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans so extended, as well as the original Term Loans (not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the Term Loan Maturity Date, (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no less than 180 days longer than the remaining Weighted Average Life to Maturity of the Term Loan extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer (and any such mandatory prepayment not accepted by the applicable Extending Term Lenders shall be applied to the non-extended Term Loans being extended), (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer and (viii) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.17 and (ii) each Extension Offer shall specify the minimum amount of Term Loans to be tendered, which shall be with respect to Term Loans an integral multiple of $1,000,000 and an aggregate principal amount that is not less than $50,000,000 (or such lesser minimum amount agreed to by the Administrative Agent and the Borrower). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.4, Section 2.5 and Section 2.10) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) The consent of the Administrative Agent shall be required to effectuate any Extension. No consent of any Lender shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Term Loan Maturity Date so that such maturity date is extended to the then Term Loan Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

ARTICLE 3

CONDITIONS TO TERM LOANS

Section 3.1 Conditions Precedent to Term Loans. The obligation of each Lender to make any Term Loan on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent:

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent:

(i) this Agreement duly executed by Holdings and the Borrower and, for the account of each Lender having requested the same by notice to the Administrative Agent and the Borrower received by each at least 3 Business Days prior to the Closing Date (or such later date as may be agreed by the Borrower);

(ii) the Guarantee and Security Agreement, executed and delivered by each Group Member;

(iii) the Intercreditor Agreement, executed and delivered by Holdings, the Borrower, the Administrative Agent and the First Lien Administrative Agent;

(iv) duly executed favorable opinions of counsel to the Loan Parties in New York, Delaware and Indiana each addressed to the Administrative Agent and the Lenders and addressing such matters as the Administrative Agent may reasonably request;

(v) a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, certified (where available) as of a recent date by such Governmental Authority, together with, if applicable, certificates (where available) attesting to the good standing of such Loan Party in the jurisdiction of its organization;

(vi) a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (v) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such Loan Party’s Board of Directors approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party; and

(vii) a certificate of a Responsible Officer of the Borrower to the effect that (A) each condition set forth in Section 3.1(k) has been satisfied, (B) both the Loan Parties taken as a whole and the Borrower are Solvent after giving effect to the initial Term Loans, the consummation of the Related Transactions, the application of the proceeds thereof in accordance with Section 6.9 and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto, (C) attached thereto are complete and correct copies of each principal document relating to the Equity Redemption requested by the Administrative Agent and (D) the consummation of the Related Transactions and the funding of the initial Term Loans hereunder and the use of proceeds thereof will not constitute a default (or any event which with due notice or lapse of time or both will be a default) under any material Contractual Obligation of Borrower or any of its Subsidiaries the default under which could reasonably be expected to have a Material Adverse Effect.

(b) Fee and Expenses. The Lenders and the Administrative Agent shall have received all fees required to be paid pursuant to the Fee Letter and hereunder, and the Administrative Agent shall have received payment for all of its reasonable and actual expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Term Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(c) Consents. Each Group Member shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all material Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document or Related Document (including the Related Transactions).

(d) Ratings. The Borrower shall have obtained a corporate credit rating and corporate family rating, respectively, for itself and its Subsidiaries from Moody’s and S&P.

(e) Existing Credit Agreement; Indebtedness. The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) the Existing Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full and satisfactory arrangements shall have been made for the termination of any Liens granted in connection therewith, as evidenced by a payoff letter duly executed and delivered by the Borrower and the lenders thereunder and (ii) after giving effect to the Related Transactions, neither the Borrower nor any of its Subsidiaries have any material Indebtedness other than the First Lien Credit Facilities and the Second Lien Term Facility or as otherwise disclosed in the Form S-1.

(f) Financial Statements. The Lenders shall have received the financial statements described in Section 4.4 and the Pro Forma Balance Sheet.

(g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which UCC financing statements or other filings or recordations should be made to evidence or perfect security interests in all Collateral of the Loan Parties, and such search shall reveal no liens on any of the Collateral of the Loan Parties, except for Liens permitted by Section 7.2 or liens to be discharged on or prior to the Closing Date.

(h) Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.2), shall be in proper form for filing, registration or recordation, to the extent such perfection can be achieved by the filing of a UCC financing statement.

(i) Patriot Act. The Lenders shall have received from each of the Loan Parties documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(j) No Material Adverse Effect. Since December 31, 2010, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(k) Representations and Warranties; No Defaults. The following statements shall be true on such date, both before and after giving effect to such Term Loan: (i) the representations and warranties set forth in any Loan Document shall be true and correct in all material respects on and as of such date and (ii) no Default shall be continuing.

Section 3.2 Determinations of Initial Borrowing Conditions. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Closing Date.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into the Loan Documents, each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following on and as of each date applicable pursuant to Section 3.1:

Section 4.1 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2 Term Loan and Related Documents.

(a) Power and Authority. The execution, delivery and performance by each Loan Party of the Loan Documents and Related Documents to which it is a party and the consummation of the Related Transactions and other transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable material Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Related Documents or Loan Documents) other than those that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and are not created or caused by, or a conflict, breach, default or termination or acceleration event under, any Loan Document or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, (B) those listed on Schedule 4.2, or those of any members, managers, or directors of a Group Member, in either case which have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Administrative Agent, and each of which on the Closing Date will be in full force and effect, and (C) those that, if not obtained, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Due Execution and Delivery. From and after its delivery to the Administrative Agent, each Loan Document and Related Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document and Related Documents upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) Related Documents. As of the Closing Date, each representation and warranty in each Related Document is true and correct in all material respects and no default, or event that, with the giving of notice or lapse of time or both, would constitute a default, has occurred thereunder.

Section 4.3 Ownership of Group Members. Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, for each Group Member (it being understood that SIC, SRAM-SP2 and the SRAM-SP2 Subs are not Group Members as of the Closing Date) and each Subsidiary of any Group Member and each joint venture of any of them, its jurisdiction of organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower or Holdings. All outstanding Stock of each of them (other than SIC, SRAM-SP2 and the SRAM-SP2 Subs) has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of Holdings, SIC, SRAM-SP2 and the SRAM-SP2 Subs, is owned beneficially and of record by a Group Member free and clear of all Liens other than the security interests created by the Loan Documents and Liens under clauses (a) and (e) of the definition of Customary Permitted Liens. There are no Stock Equivalents (or debt securities that are convertible into, or exchangeable for, Stock) with respect to the Stock of any Group Member (other than Holdings, SIC, SRAM-SP2 and the SRAM-SP2 Subs) or any Subsidiary of any Group Member and, as of the Closing

Date, except as set forth on Schedule 4.3, there are no Stock Equivalents with respect to the Stock (or debt securities that are convertible into, or exchangeable for, Stock) of Holdings. Except as set forth on Schedule 4.3, there are no Contractual Obligations or other understandings to which any Group Member (other than SIC, SRAM-SP2 and the SRAM-SP2 Subs) or any Subsidiary of any Group Member is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Group Member or any such Subsidiary or joint venture.

Section 4.4 Financial Statements. (a) Each of (i) the audited Consolidated balance sheet of Holdings as at December 31, 2010 and the related Consolidated statements of income, retained earnings and cash flows of Holdings for the Fiscal Year then ended, certified by Group Members’ Accountants, and (ii) subject to the absence of footnote disclosure and normal year-end audit adjustments, the unaudited Consolidated balance sheets and related Consolidated statements of income and cash flows of Holdings and its subsidiaries, for the Fiscal Quarter ended March 31, 2011, copies of each of which have been furnished to the Administrative Agent, and fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Borrower as at the dates indicated and for the periods indicated and which are prepared, in respect of each such balance sheet income statement, and audited statements of retained earnings and cash flows, in accordance with GAAP.

(b) On the Closing Date (prior to giving effect to the initial Term Loans and the consummation of the Related Transactions), none of Holdings or its Subsidiaries has any material liability or other obligation (including Indebtedness, Guaranty Obligations, contingent liabilities and liabilities for Taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

(c) The Initial Projections have been prepared in light of the past operations of the business of Borrower and its Subsidiaries and reflect projections for the period beginning on the Closing Date through 2016 on a quarterly basis through June 30, 2011 and on a year-by-year basis thereafter. As of the Closing Date, the Initial Projections have been prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).

(d) The unaudited Consolidated balance sheet of Borrower (the “Pro Forma Balance Sheet”) delivered to the Administrative Agent prior to the date hereof, has been prepared as of the date identified in Section 4.4(a) and reflects as of such date, on a Pro Forma Basis for the Related Transactions and the other transactions contemplated herein to occur on the Closing Date, the Consolidated financial condition of Borrower, and the assumptions expressed therein are reasonable based on the information available to the Borrower at such date and on the Closing Date.

Section 4.5 No Change. Since December 31, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.6 Solvency. Both before and after giving effect to (a) the Term Loans made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Term Loans, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Loan Parties taken as a whole and the Borrower are Solvent.

Section 4.7 Litigation. There are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting the Borrower or any of its Subsidiaries with, by or before any Governmental Authority other than those that (a) cannot reasonably be expected to involve the Loan Documents, the Related Documents, the Related Transactions and (b) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.8 Taxes. Each of the Reporting Person and its Subsidiaries has timely filed or caused to be timely filed all federal Tax returns and all other material Tax returns and reports required to have been filed (except for extensions duly obtained) and all such Tax returns, to the knowledge of Holdings and the Borrower, are true and correct in all material respects. Each of the Reporting Person and its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Reporting Person or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.9 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of, and no proceeds of any Term Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Board.

Section 4.10 No Burdensome Obligations; No Defaults. No Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, reasonably be expected to have a Material Adverse Effect. No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.11 Investment Company Act. No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.

Section 4.12 Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except, for those that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.13 ERISA. No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events or Foreign Plan Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

Section 4.14 Environmental Matters. Except as could not reasonably be expected in the aggregate to have a Material Adverse Effect, none of the Group Members (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or has knowledge of any fact or circumstance that could reasonably be expected to result in any Environmental

Liability, (iii) has received written notice of or otherwise has knowledge of any claim or proceeding or threatened claim or proceeding with respect to any Environmental Liability or Environmental Law, or (iv) has Released Hazardous Materials in a manner or to a location that would reasonably be expected to result in Liability to any Group Member.

Section 4.15 Intellectual Property. Each Group Member owns, licenses or otherwise has the right to use all Intellectual Property that is material to the operations of its businesses, free of all Liens (other than Permitted Liens), which has not expired or been abandoned. To the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person, (b) each Group Member’s Intellectual Property is not being infringed by any Person in any material respect, and, (c) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property other than, in each case, as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. In addition, (x) there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting the Intellectual Property of any Group Member, (y) no judgment or order has been rendered by any competent Governmental Authority or arbitrator and no settlement agreement or similar Contractual Obligation has been entered into by any Group Member which would limit, cancel or challenge such Group Member’s rights in any Intellectual Property, and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on any infringement, misappropriation, dilution, violation or impairment or contest of Intellectual Property rights, other than, in each case, as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of each Group Member, each Group Member takes commercially reasonable steps to maintain and protect the Intellectual Property to the extent the failure to so maintain could reasonably be expected to have a Material Adverse Effect.

Section 4.16 Title; Real Property. (a) Each Group Member has good and marketable fee simple title to all owned real property and valid leasehold interests in all leased real property, and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such property is subject to any Lien except Permitted Liens.

(b) Set forth on Schedule 4.16 is, as of the Closing Date, (i) a complete and accurate list of all real property owned in fee simple by any Group Member or in which any Group Member owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof, (ii) any lease, sublease, license or sublicense of such real property by any Group Member and (iii) for each such real property that the Administrative Agent has requested be subject to a Mortgage or that is otherwise material to the business of any Group Member, each Contractual Obligation by any Group Member, whether contingent or otherwise, to Sell such real property.

Section 4.17 Full Disclosure. The information furnished by or on behalf of any Group Member in connection with the negotiation of this Agreement or hereunder (including the information contained in any Financial Statement or Disclosure Document but excluding the Projections and any forecasts, projections or estimates contained in such information), taken as a whole, and after giving effect to any updates provided, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, it is understood that Financial Statements only contain such disclosures as are required by GAAP. All Projections and pro forma financial information that are part of such information (including those set forth in any Projections delivered subsequent to the Closing Date and any forecasts, protections or estimates contained in such information) have been prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).

Section 4.18 Patriot Act. No Group Member (and, to the knowledge of each Group Member, no joint venture or subsidiary thereof) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering, including the United States Executive Order No. 13224 on Terrorist Financing and the Patriot Act.

Section 4.19 Security Documents (a) The Guaranty and Security Agreement will, upon execution and delivery thereof and upon registration or the taking of any other perfection steps under applicable laws, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Stock described in the Guaranty and Security Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guaranty and Security Agreement, when financing statements and other filings specified on Schedule 2 thereto as of the Closing Date in appropriate form are filed in the offices specified on Schedule 2 thereto as of the Closing Date, the Liens created by the Guaranty and Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral in which a Lien can be perfected under Article 9 of the New York UCC by filing or possession thereof, as security for the Obligations (as defined in the Guaranty and Security Agreement), in each case prior and superior in right to any other Person (except the holders of the First Priority Obligations and except, in the case of Pledged Stock, Liens arising as a matter of law, and in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.2).

(b) Each Intellectual Property Security Agreement will, upon execution and delivery thereof and upon registration or the taking of any other perfection steps under applicable laws, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the United States (i) registered copyrights, (ii) patents and patent applications and (iii) registered trademarks and trademark applications, in each case owned by or exclusively licensed to any Loan Party (to the extent the security interest would not be a breach under a license agreement) and included in the Intellectual Property that constitutes Collateral and described therein, and the proceeds thereof. Upon the filing of each Intellectual Property Security Agreement in the United States Patent and Trademark Office relative to patents and trademarks, and the United States Copyright Office relative to copyrights, together with provision for payment of all requisite fees, then to the extent that Liens may be perfected by such filings, the Lien created by each Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the U.S. patents and patent applications, U.S. trademark registrations and applications and U.S. copyright registrations, in each case included in the Intellectual Property constitutes Collateral and listed therein, and the proceeds thereof as of the Closing Date, as security for the Obligations (as defined in the Guaranty and Security Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.2) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on U.S. trademark, patent and copyright applications and registrations acquired by the Loan Parties after the Closing Date) and it being further understood that, to the extent that the United States federal trademark, patent and copyright laws are not applicable to the perfection of security interests, the filing of financing statements under Section 6.10(f) shall perfect the Liens granted by the Loan Parties on such Intellectual Property to the extent perfection can be obtained by filing UCC financing statements.

(c) Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.10, such Mortgage shall be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.2).

ARTICLE 5

REPORTING COVENANTS

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation (other than contingent indemnification obligations for which no claim has been made) or any Term Loan Commitment remains outstanding:

Section 5.1 Financial Statements. The Borrower shall deliver to the Administrative Agent each of the following:

(a) Quarterly Reports. Within 45 days after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2011), the Consolidated unaudited balance sheet of the Reporting Person as of the close of such Fiscal Quarter and related Consolidated statements of income and cash flow for such calendar month and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the latest Projections, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Reporting Person as at the dates indicated and for the periods indicated and, in respect of the balance sheet and statements of income, in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) Annual Reports. Within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year 2011), the Consolidated balance sheet of the Reporting Person as of the end of such year and related Consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Reporting Person as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification.

(c) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (i) if delivered together with any Financial Statement pursuant to clause (b) above, shows the calculations used in determining Excess Cash Flow and (ii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto.

(d) Collateral Update Certificate. Within 45 days after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2011), a Collateral Update Certificate duly executed by a Responsible Officer of the Reporting Person to which the following information is either attached as schedules or separately delivered or made available to Administrative Agent: supplements to Schedule 6 to the Guaranty and Security Agreement for each Grantor (as defined therein) in accordance with Section 5.7 of the Guaranty and Security Agreement, together with short-form intellectual property agreements and assignments with respect to such Intellectual Property as described in said Section 5.7.

(e) Additional Projections. Not later than 30 days after the end of each Model Year, (i) any significant revisions to the annual forecasts of the Reporting Person and its Subsidiaries for such Model Year and (ii) forecasts prepared by management of the Reporting Person (A) for each Fiscal Quarter in such succeeding Model Year and (B) for each other succeeding Model Year through the Model Year containing the Term Loan Maturity Date, in each case including in such forecasts (x) a projected Model Year Consolidated balance sheet, income statement and statement of cash flows, (y) a statement of all of the material assumptions on which such forecasts are based and (z) substantially the same type of financial information as that contained in the Initial Projections.

(f) Management Discussion and Analysis. At any time prior to the consummation of a Qualified IPO, together with each delivery of any Compliance Certificate pursuant to clause (c) above, a discussion and analysis of the financial condition and results of operations of the Reporting Person for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year, all in form substantially similar to that delivered to Administrative Agent prior to the Closing Date.

(g) Audit Reports, Management Letters, Etc. Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (b) above, copies of each management letter, audit report or similar letter or report received by the Reporting Person or any of its Subsidiaries from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements.

Section 5.2 Other Events. The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it: (a)(i) any Default and (ii) any event that could reasonably be expected to have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event (other than any event involving loss or damage to property) reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.5, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member that (i) seeks injunctive or similar relief and could reasonably be expected to have a Material Adverse Effect, (ii) in the reasonable judgment of the Borrower, exposes any Group Member to liability in an aggregate amount in excess of $11,500,000 or (iii) if adversely determined could reasonably be expected to have a Material Adverse Effect, (d) the acquisition of any material real property or the entering into any material lease and (e) the occurrence of an ERISA Event or a Foreign Plan Event.

Section 5.3 Other Information. The Borrower shall provide the Administrative Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of the Reporting Person or any of its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE 6

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation (other than contingent indemnification obligations for which no claim has been made) or any Term Loan Commitment remains outstanding:

Section 6.1 Maintenance of Corporate Existence. Each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Sections 7.4 and Section 7.7, and (b) preserve and maintain it rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.2 Compliance with Laws, Etc. Each Group Member shall comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.3 Payment of Obligations. Each Group Member shall pay or discharge before they become delinquent (a) all material claims, Taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that, in each case, if unpaid could not reasonably be expected to have a Material Adverse Effect, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.

Section 6.4 Maintenance of Property. Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business (ordinary wear and tear and insured casualty excepted) and (b) all rights, permits, licenses, approvals and privileges (including all Permits) and the Patents, Copyrights and Trademarks owned by each Group Member that, in each case, is necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.5 Maintenance of Insurance. Each Group Member shall (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members (including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and coverage which are customarily carried by businesses of the size, character and risk profile of the business of the Group Members in connection with similar financings and (b) cause all such insurance relating to any property or business of any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material reduction in amounts, material reduction in coverages, or material increases in deductibles shall be effective until after 30 days’ notice thereof to the Administrative Agent.

Section 6.6 Keeping of Books. The Group Members shall keep proper books of record and account, in which full, true and correct entries in all material respects shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member.

Section 6.7 Access to Books and Property. Each Group Member shall permit the Administrative Agent accompanied by the Lender and their respective Related Persons, at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member (provided, however, that so long as no Event of Default is continuing, not more often than (i) twice per Fiscal Year to the Borrower’s corporate headquarters and (ii) once per Fiscal Year to each other property of the Borrower or any Subsidiary (but, so long as no Event of Default is continuing, the Borrower shall only be responsible for the fees, costs and expenses of one individual with respect to any visit made pursuant to this clause (ii), without any limitation on the number of individuals that may attend such visitation), (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member (provided, however, that a representative of Borrower may be present during any such communication and only the Borrower, Administrative Agent and/or its Related Persons may participate in such communications). Subject to the foregoing, each Group Member shall authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the Administrative Agent and to disclose to the Administrative Agent all financial statements and other documents and information as they might have and the Administrative Agent reasonably requests with respect to any Group Member.

Section 6.8 Environmental. Each Group Member shall comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.9 Use of Proceeds. The proceeds of the Term Loans shall be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) solely (a) to consummate the Related Transactions, (b) to repay in full all obligations under the Existing Credit Agreement, (c) to pay fees and expenses incurred in connection with the foregoing and the Loan Documents (the “Transaction Costs”) and (d) for working capital and general corporate and similar purposes.

Section 6.10 Additional Collateral and Guaranties. To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date or Persons that are required to become Guarantors after the Closing Date but excluding any items covered by Section 6.13), each Group Member shall, promptly, do each of the following, unless otherwise agreed by the Administrative Agent:

(a) deliver to the Administrative Agent such modifications and/or joinders to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i) (A) SIC, if and when it becomes a Reporting Person, (B) each Subsidiary of any Loan Party that has entered into Guaranty Obligations with respect to any Indebtedness of the Borrower and (C) each Wholly Owned Subsidiary of any Loan Party (including SRAM-SP2 and the SRAM-SP2 Subs if and when SIC becomes a Reporting Person) shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and

(ii) each Loan Party (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in substantially all of its property, including all of the Stock and Stock Equivalents and other Securities of its Subsidiaries held by it, as security for the Obligations of such Loan Party;

provided, however, that (1) Mortgages shall only be required to be delivered pursuant to clause (c) below and (2), unless the Borrower and the Administrative Agent otherwise agree, in no event shall (A) Administrative Agent require the delivery of, or notation of its Lien on, any motor vehicle certificates of title, (B) any Foreign Subsidiary or Advocacy SPE be required to guaranty the payment of any Obligation, (C) any Loan Party or any Group Member, individually or collectively, be required to pledge in excess of 65% of the outstanding Voting Stock of any Foreign Subsidiary, (D) any Loan Party or any Group Member, individually or collectively, be required to pledge any Stock of any Foreign Subsidiary which is not a direct Wholly Owned Subsidiary of Borrower, (E) SIC, SRAM-SP2 or the SRAM-SP2 Subs be required to pledge any Stock; (F) a security interest or Lien be required to be granted on any property of any Foreign Subsidiary or Advocacy SPE as security for any Obligation, (G) the Administrative Agent require the grant by SIC, SRAM-SP2, the SRAM-SP2 Subs, Holdings or any Subsidiary of any security interest or property that is not required to be granted, or require that any such Loan Party take steps with respect to property that are not required to be taken in connection with security interests on similar property, by the terms of any Loan Document to which it is a party, (H) the Administrative Agent require the grant by SIC, SRAM-SP2, the SRAM-SP2 Subs, Holdings or any Subsidiary of any security interest on assets as to which the Administrative Agent reasonably determines (by sending written notice of such determination to Borrower) that the costs of obtaining such security interest or perfection thereof are excessive in relation to the practical benefit to the Lenders of the security interest to be afforded thereby, or (I) any deposit account or securities account be required to be subject to a control agreement.

(b) deliver to the Administrative Agent all documents representing all Stock, Stock Equivalents and other Securities pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

(c) with respect to any property acquired after the Closing Date, upon request of the Administrative Agent, (i) deliver to Administrative Agent (i) a Mortgage on any real property (other than real property with respect to which a Group Member would be permitted to grant a Lien to another Person at the time of Administrative Agent’s request pursuant to Section 7.2(d) or (g)) with a fair market value in excess of $5,000,000 owned by any Loan Party and (ii) use commercially reasonable efforts to deliver to Administrative Agent all Mortgage Supporting Documents relating to a Mortgage delivered pursuant to the preceding clause (i) on any real property (other than real property with respect to which a Group Member would be permitted to grant a Lien to another Person at the time of Administrative Agent’s request pursuant to Section 7.2(d) or (g)) owned by any Loan Party;

(d) to take all other actions (not inconsistent with the foregoing) reasonably necessary to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation otherwise required to be granted by the Loan Documents, to perfect, maintain, evidence or enforce any such Lien securing any Obligation or to ensure any such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date (or, for Collateral located outside the United States, a similar priority reasonably acceptable to the Administrative Agent), including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Administrative Agent may otherwise reasonably request; and

(e) at the Administrative Agent’s request, deliver to the Administrative Agent legal opinions relating to the matters described in Section 6.10(c) or in connection with a Permitted Acquisition resulting in a new Loan Party which Permitted Acquisition involved an aggregate consideration price of at least $30,000,000, which opinions shall be in form and substance and from counsel reasonably satisfactory to, the Administrative Agent.

Section 6.11 Credit Rating. The Borrower shall at all times use its commercially reasonable efforts to cause a public corporate family and corporate credit rating by S&P and by Moody’s to be maintained with respect to the Second Lien Term Facility and Borrower hereunder.

Section 6.12 Quarterly Conference Calls

The Borrower shall use its commercially reasonable efforts to host quarterly conference calls with Lenders and certain members of management and to provide opportunity for questions and answers in connection therewith; provided that this Section 6.12 shall no longer be applicable upon consummation of a Qualified IPO.

Section 6.13 Post-Closing Deliveries. Each of Holdings and the Borrower shall, and shall cause each Subsidiary of the Borrower to, (a) deliver to the Administrative Agent each item set forth on Schedule 6.13 in form and substance reasonably satisfactory to the Administrative Agent and (b) perform each action set forth in Schedule 6.13 in a manner reasonably satisfactory to the Administrative Agent, in each case (x) within the period set forth opposite each such item or action on such Schedule and (y) unless otherwise agreed by the Administrative Agent in respect of any such item or action.

ARTICLE 7

NEGATIVE COVENANTS

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation (other than contingent indemnification obligations for which no claim has been made) or any Term Loan Commitment remains outstanding:

Section 7.1 Indebtedness. No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(a) the Obligations and the First Priority Obligations; provided that the aggregate principal amount of First Priority Obligations (including the undrawn amount of any letters of credit issued thereunder) shall not exceed $770,000,000 at any time outstanding;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.1, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (b);

(c) Indebtedness consisting of Capitalized Lease Obligations and purchase money Indebtedness, in each case incurred by any Group Member (other than Holdings, SIC, SRAM-SP2 and the SRAM-SP2 Subs (to the extent it is a Loan Party)) to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Group Member, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (c); provided, however, that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $23,000,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the cost of the property so acquired or built or of such repairs or improvements financed, whether directly or through a Permitted Refinancing, with such Indebtedness (each measured at the time such acquisition, repair, improvement or construction is made);

(d) Capitalized Lease Obligations arising under Sale and Leaseback Transactions permitted hereunder in reliance upon Section 7.4(b)(ii);

(e) intercompany loans owing to any Group Member (or Parent Company in connection with the Foreign Restructuring Note) and constituting Permitted Investments of such Group Member;

(f) (i) obligations under the Interest Rate Contracts in effect on the Closing Date and (ii) obligations under other Hedging Agreements entered into for the sole purpose of hedging in the normal course of business and not for speculative purposes;

(g) Guaranty Obligations of any Group Member with respect to Indebtedness of any Group Member other than Holdings;

(h) unsecured Indebtedness in respect of promissory notes issued to consultants, employees, officers or directors or former consultants, employees, officers or directors of any Group Member in connection with repurchases of Stock or Stock Equivalents of Holdings or any Parent Company permitted by Section 7.5(c)(iii); provided, that no payments may be made on such notes if a Default is then continuing or would result therefrom;

(i) Indebtedness under bids, trade contracts (other than for debt for borrowed money), leases (other than Capitalized Lease Obligations), statutory obligations, surety, bid, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations in respect of workers’ compensation claims, property, casualty or liability insurance claims, in each case provided or incurred in the ordinary course of business, (including those incurred to secure health, safety and environmental obligations) in the ordinary course of business;

(j) cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(k) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Loan Party or a Subsidiary of a Loan Party or Indebtedness attaching to assets that are acquired by any Loan Party or a Subsidiary of a Loan Party as the result of a Permitted Acquisition; provided that (x) such Indebtedness existed at the time such Person or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (y) such Indebtedness is not guaranteed in any respect by any Loan Party (other than by any such Person that so becomes a Loan Party), and (z) the aggregate principal amount of all such Indebtedness does not exceed $17,250,000 at any time outstanding in respect of all assets or Persons so acquired during the term of this Agreement (calculated at the time such Person becomes a Loan Party or a Subsidiary of a Loan Party or the consummation of the Permitted Acquisition) and (ii) any Permitted Refinancing in respect thereof;

(l) Earn-Outs in a maximum amount payable not to exceed (i) $11,500,000 in respect of any Permitted Acquisition and (ii) $46,000,000 in respect of all Permitted Acquisitions; provided that no Earn-Outs in connection with a Permitted Acquisition shall be subject to such limitations to the extent that (A) such Earn-Outs are not payable, by their terms, during such times as the Loan Documents remain in effect or (B) such Earn-Outs by their terms are subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent (with the following conditions to payment): no Event of Default shall exist at the time of, or after giving effect to any Earn-Out payment;

(m) Indebtedness arising from agreements providing for indemnification or adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any business, assets or Stock to the extent permitted under this Agreement;

(n) Indebtedness consisting of a working capital line of credit provided to each of Sandleford Limited in Taiwan and Livisham Limited in Europe, separately, in an aggregate principal amount for both working capital lines combined not to exceed $11,500,000; provided, that (i) no Event of Default shall be continuing at the time such line of credit is entered into, or immediately after giving effect thereto, (ii) no other Group Member (other than the Group Member entering into such working capital line) shall be obligated in respect of such Indebtedness and there shall be no recourse to any assets of any other Group Member and (iii) the Liens granted to the holders of such Indebtedness shall be subordinated to the Liens under the Loan Documents on terms and conditions reasonably satisfactory to the Administrative Agent;

(o) unsecured Indebtedness incurred to finance a Permitted Acquisition; provided, however, that the aggregate outstanding principal amount of all such Indebtedness shall not exceed $172,500,000 at any time;

(p) any additional Indebtedness of any Group Member; provided, however, that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $57,500,000 at any time and (ii) any Lien securing such additional Indebtedness is in respect of Indebtedness of a type permitted under Section 7.1(c), Section 7.1(d) and Section 7.1(k) and Liens described under Section 7.2(d) and Section 7.2(e); and

(q) Subordinated Debt so long as (x) no Default or Event of Default shall have occurred and be continuing and (y) both prior to and immediately after giving effect to such Subordinated Debt the Consolidated Leverage Ratio, determined on a Pro Forma Basis, shall not exceed 5:75:1:00.

Section 7.2 Liens. No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a) Liens created pursuant to any Loan Document and Liens securing the First Priority Obligations (subject to the Intercreditor Agreement);

(b) Customary Permitted Liens;

(c) Liens existing on the date hereof and set forth on Schedule 7.2 and any refinancing or replacements of the Indebtedness underlying such Liens to the extent permitted hereunder;

(d) Liens on the property of the Borrower or any of its Subsidiaries (i) securing Indebtedness permitted hereunder in reliance upon Section 7.1(c) or Section 7.1(d); provided, however, that (A) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 90 days after, the acquisition, repair, improvement or construction of, such property financed, whether directly or through a Permitted Refinancing, by such Indebtedness and (B) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed, whether directly or through a Permitted Refinancing, by such Indebtedness (or the proceeds thereof or any accessions or additions thereto) or (ii) securing Indebtedness, whether directly or through a Permitted Refinancing, permitted by Section 7.1(k) that consists of Liens on assets other than accounts, inventory and documents, instruments and general intangibles relating thereto; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (B) such Lien only covers the assets financed by such Indebtedness (or by the Indebtedness refinanced by such Permitted Refinancing) and does not extend to or cover any other assets or property (other than the proceeds or products thereof or any accessions or additions thereto);

(e) Liens on the property of the Borrower or any of its Subsidiaries securing the Permitted Refinancing of any Indebtedness secured by any Lien on such property permitted hereunder in reliance upon clause (c) or (d) above, this clause (e) or clause (f) below without any change in the property subject to such Liens;

(f) Liens on the property of Sandleford Limited in Taiwan and Livisham Limited in Europe, in each case consisting of accounts, inventory and documents, instruments and general intangibles relating thereto and securing Indebtedness permitted under Section 7.1(n); provided, however, that such Liens are subordinated as described in Section 7.1(n); and

(g) additional Liens on any property of the Borrower or any of its Subsidiaries securing any of their Indebtedness or their other liabilities; provided, however, that the aggregate outstanding principal amount of all such Indebtedness and other liabilities secured by property of the Loan Parties shall not exceed $34,500,000 at any time and, if such Liens secure Indebtedness under Section 7.1(p), the applicable conditions referenced in Section 7.1(p)(ii) are satisfied.

Section 7.3 Investments. No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:

(a) Investments existing on the date hereof and set forth on Schedule 7.3;

(b) Investments in cash and Cash Equivalents;

(c) (i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Borrower) arising or acquired in the ordinary course of business and (iii) Investments received in settlements in the ordinary course of business of such extensions of trade credit;

(d) Investments made as part of a Permitted Acquisition;

(e) Investments by (i) SIC, SRAM-SP2 or the SRAM-SP2 Subs in Holdings, by SRAM-SP2 in the SRAM-SP2 Subs, by SIC in any Person which has no assets other than Stock in Holdings, or by Holdings in the Borrower, (ii) any Loan Party (other than Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs (to the extent it is a Loan Party)) in any other Loan Party (other than Holdings, SIC, SRAM SP2 or the SRAM-SP2 Subs (to the extent it is a Loan Party)), (iii) any Group Member that is not a Loan Party in any Group Member (other than Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs (to the extent it is a Loan Party)) or in any joint venture, (iv) any Loan Party in any Group Member prior to the Closing Date, and (v) any Loan Party (other than Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs (to the extent it is a Loan Party)) after the Closing Date in any Group Member that is not a Loan Party or in any joint venture; provided, however, that the aggregate outstanding amount of all Investments permitted pursuant to this clause (v) shall not exceed $34,500,000 at any time; and provided, further, that any Investment consisting of loans or advances to any Loan Party pursuant to clause (iii) above shall be subordinated in full to the payment of the Obligations of such Loan Party on terms and conditions reasonably satisfactory to the Administrative Agent;

(f) loans or advances to employees of SIC, Holdings, the Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $2,875,000 at any time;

(g) Investments by the Borrower or any of its Subsidiaries for which the consideration consists solely of newly issued Stock of Holdings or any Parent Company;

(h) Investments in an amount equal to the Available Basket, so long as (x) no Default or Event of Default shall have occurred and be continuing and (y) both prior to and immediately after giving effect to such Investment the Consolidated Leverage Ratio, determined on a Pro Forma Basis, shall not exceed (a) at any time prior to a Qualified IPO, 6.25:1.00 or (b) following a Qualified IPO, 4:00:1.00;

(i) any additional Investment by the Borrower or any of its Subsidiaries; provided, however, that the aggregate outstanding amount of all such Investments shall not exceed $17,250,000 at any time;

(i) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods in the ordinary course of business, (ii) Investments under Hedging Agreements otherwise permissible under this Agreement, (iii) Investments in the form of Guaranties otherwise permitted by Section 7.1, (iv) Investments resulting from Sales of property otherwise permissible by Section 7.4;

(j) Investments among the Borrower and its Subsidiaries consisting of the transfer of cash in connection with the management of short-term working capital (or Capital Expenditures) needs and excess liquidity of the Borrower and its Subsidiaries in the ordinary course of business consistent with past practice (it being understood that cash in excess of short-term working capital (or Capital Expenditure) needs will be maintained with one or more Loan Parties);

(k) Investments consisting of the Foreign Restructuring Note;

(l) Investments consisting of the SRAM Cycling Advocacy Donation; and

(m) Investments deemed made in Subsidiaries which are designated as Unrestricted Subsidiaries in an aggregate amount not to exceed $11,150,000.

Section 7.4 Asset Sales. No Group Member shall Sell any of its property (other than cash) or issue shares of its own Stock, except for the following:

(a) In each case to the extent entered into in the ordinary course of business (i) Sales of Cash Equivalents, Sales of inventory, or Sales of property that has become obsolete or worn out or is surplus, and (ii) licenses of Intellectual Property, (iii) Sales and discounts (without recourse) of overdue accounts, but only in connection with the compromise or collection thereof consistent with customary industry practice, (iv) Liens permitted by Section 7.2 and Investments permitted by Section 7.3, (v) so long as no Default is continuing or would result therefrom, sales of non-strategic assets acquired as a part of a Permitted Acquisition which are sold for fair market value payable in cash upon such sale; provided, that the aggregate Net Cash Proceeds received from such sales under this clause (v) in respect of any Permitted Acquisition does not exceed 25% of the consideration payable in connection with such Permitted Acquisition (calculated in accordance with clause (a) of the definition thereof); provided, further, that if such sales in respect of any Permitted Acquisition are proposed to exceed such 25% level, then Administrative Agent shall provide its prior written consent to sales in excess of such 25% level and all Net Cash Proceeds exceeding such 25% level shall be applied against the Obligations in accordance with Section 2.5(e) and (vi) Sales or abandonment of any Intellectual Property no longer determined to be material to the business of any Group Member as determined by such Group Member in its reasonable business judgment;

(b) (i) a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a Sale and Leaseback Transaction and (ii) a Sale of property pursuant to a Sale and Leaseback Transaction; provided, however, that the aggregate fair market value (measured at the time of the applicable Sale) of all property covered by any outstanding Sale and Leaseback Transaction at any time shall not exceed $11,150,000;

(c) (i) any Sale of any property (other than owned Stock or Stock Equivalents in any Group Member unless in connection with the Foreign Restructuring or unless the Administrative Agent has provided its prior written consent) by any Group Member (other than Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs (to the extent it is a Loan Party)) to any other Group Member (other than Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs (to the extent it is a Loan Party)) to the extent any resulting Investment constitutes a Permitted Investment, (ii) any Restricted Payment by any Group Member (other than Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs (to the extent it is a Loan Party)) permitted pursuant to Section 7.5 and (iii) any distribution by Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs of the proceeds of Restricted Payments from any other Group Member to the extent permitted in Section 7.5;

(d) (i) any issuance by SIC, Holdings, SRAM-SP2 or the SRAM-SP2 Subs of its own Stock or Stock Equivalents, (ii) any issuance by the Borrower of its own Stock to Holdings, (iii) any issuance by any Subsidiary of the Borrower of its own Stock to any Group Member, provided, however, (and in each case, except pursuant to a Qualified IPO) that (A) the proportion of such Stock and of each class of such Stock (both on an outstanding and fully-diluted basis) directly or indirectly held by the Loan Parties, taken as a whole in such Subsidiary, does not change as a result of such Sale or issuance and (B) the Administrative Agent following such issuance continues to have a perfected Lien on all Stock of such Subsidiary owned by the Loan Parties to the extent the Administrative Agent is entitled to a Lien thereon pursuant to the terms of this Agreement, unless otherwise permitted under the terms of this Agreement and (iv) to the extent necessary to satisfy any Requirement of Law in the jurisdiction of incorporation of any Subsidiary of the Borrower, any issuance by such Subsidiary of its own Stock constituting directors’ qualifying shares or nominal holdings; and

(e) as long as no Default is continuing or would result therefrom, any Sale of property (other than as part of a Sale and Leaseback Transaction) of, or Sale or issuance of its own Stock by, any Group Member (other than Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs (to the extent it is a Loan Party)) (i) in connection with the Foreign Restructuring, or (ii) for fair market value payable in cash upon such sale; provided, however, that the aggregate consideration received during any Fiscal Year for all such Sales permitted pursuant to clause (ii) shall not exceed $23,000,000.

Section 7.5 Restricted Payments. No Group Member (other than Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs) shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following (and Holdings shall not use the proceeds of any Restricted Payment made in reliance under clause (c) below other than as set forth in such clause (c) (but otherwise shall not be restricted from making any Restricted Payment)):

(a) (i) Restricted Payments (A) by Holdings to SIC, SRAM-SP2 or the SRAM-SP2 Subs (B) by any Group Member (other than Holdings) that is a Loan Party to any Loan Party other than Holdings and (C) by any Group Member that is not a Loan Party to any Group Member other than Holdings and (ii) dividends and distributions by any Subsidiary of the Borrower that is not a Loan Party to any holder of its Stock, to the extent made to all such holders ratably according to their ownership interests in such Stock;

(b) dividends and distributions declared and paid on the common Stock of any Group Member ratably to the holders of such common Stock and payable only in common Stock of such Group Member;

(c) cash dividends on the Stock of the Borrower to Holdings paid and declared solely for the purpose of funding the following:

(i) so long as Holdings is treated as a partnership, limited liability company, S corporation or other “pass-through” entity for U.S. federal income tax purposes, cash distributions to the holders of the Stock of Holdings to the extent necessary to pay income Taxes (including estimates thereof), including but not limited to Taxes on income and estimates thereof during the period from January 1, 2011 through the closing of a Qualified IPO, of such holders (or the direct or indirect holders of Stock of such holders) to the extent permitted by the Constituent Documents of Holdings with respect to the income of Holdings attributable to the income of the Borrower and its Subsidiaries;

(ii) ordinary operating expenses of Holdings and any Parent Company (including SIC, SRAM-SP2 and the SRAM-SP2 Subs); provided, however, that the amount of such cash dividends paid in any Fiscal Year shall not exceed $3,450,000 in the aggregate;

(iii) the redemption, purchase or other acquisition or retirement for value of Holdings or any Parent Company’s (including SIC’s, SRAM-SP2’s and the SRAM-SP2 Subs’) Stock (or Stock Equivalents) from any Person or present or former employee, consultant, director or officer (or the assigns, estate, heirs or current or former spouses thereof) of any Group Member upon the death, disability or termination of employment of such employee, director or officer; provided, however, that the amount of such cash paid in reliance upon this clause (iii) shall not exceed $17,250,000 in the aggregate so long as the aggregate amount paid in any Fiscal Year does not exceed $5,750,000; and

(iv) the Equity Redemption;

provided, however, that no action that would otherwise be permitted hereunder in reliance upon this clause (c) (other than clause (i), (ii), or (iv) above) shall be permitted if (A) a Default is then continuing or would result therefrom or (B) such action is otherwise prohibited under any Loan Document or under the terms of any Indebtedness (other than the Obligations) of any Group Member;

(d) cash dividends paid by Borrower to Holdings, from the Available Basket, so long as (x) no Default or Event of Default shall have occurred and be continuing and (y) both prior to and immediately after giving effect to such dividend the Consolidated Leverage Ratio, determined on a Pro Forma Basis, shall not exceed (x) at any time prior to a Qualified IPO, 6.25:1.00 or (y) following a Qualified IPO, 4.00:1.00; and

(e) other Restricted Payments which do not exceed $4,600,000 in the aggregate in any Fiscal Year; provided, however, that no such Restricted Payments shall be permitted if an Event of Default is then continuing or would result therefrom.

Section 7.6 Prepayment of Indebtedness. No Group Member shall (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness (including for the avoidance of doubt obligations under the Foreign Restructuring Note), (y) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination terms of any Indebtedness; provided, however, that each Group Member may, to the extent otherwise permitted by the Loan Documents, do each of the following:

(a) (i) prepay the Obligations and the First Priority Obligations, (ii) consummate a Permitted Refinancing as long as no Default has occurred and is continuing and (iii) prepay in full on the Closing Date Indebtedness owing under the Existing Credit Agreement;

(b) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) (A) in the case of any Group Member that is not a Loan Party, any Indebtedness owing by such Group Member to any other Group Member (other than Holdings) and (B) otherwise, any Indebtedness owing to any Loan Party (other than Holdings);

(c) make required repayments or redemptions of Indebtedness (other than Indebtedness owing to any Affiliate of the Borrower) but only, in the case of Subordinated Debt, to the extent not prohibited under the terms of the subordination provisions applicable thereto;

(d) prepay any revolving Indebtedness under any working capital line of credit permitted by Section 7.1(n);

(e) prepay Indebtedness under the Foreign Restructuring Note so long as it is held by, and any such prepayments are made to, the Borrower or any Subsidiary of Borrower which is a Loan Party;

(f) prepay prior to the scheduled maturity thereof any other Indebtedness (other than Subordinated Debt, Earn-Outs and Indebtedness under the Foreign Restructuring Note) so long as (i) no Event of Default is continuing at the time of, or would result after giving effect to, such prepayment and (ii) unused revolver commitments under the First Lien Revolving Facility plus unrestricted cash or Cash Equivalents is in excess of $8,500,000 immediately after giving effect to any such prepayment;

(g) the Borrower may prepay Indebtedness (other than Subordinated Debt, Earn-Outs and Indebtedness under the Foreign Restructuring Note) from the Available Basket in an amount equal to the Available Basket, so long as (x) no Default or Event of Default shall have occurred and be continuing and (y) both prior to and immediately after giving effect to such prepayment the Consolidated Leverage Ratio, determined on a Pro Forma Basis, shall not exceed (x) at any time prior to a Qualified IPO, 6.25:1.00 or (y) following a Qualified IPO, 4.00:1.00.

Section 7.7 Fundamental Changes. Except in connection with the Foreign Restructuring, no Group Member shall (a) merge, consolidate or amalgamate with any Person, (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division, brand or other unit operation of any Person, in each case except for the following: (x) to consummate any Permitted Acquisition, (y) the merger, consolidation, amalgamation or in connection with the liquidation of any Subsidiary of the Borrower that is a Loan Party with or into any Loan Party or of any Subsidiary that is not a Loan Party with or into any other Subsidiary and (z) the merger, consolidation or amalgamation of any Group Member (other than Holdings) for the sole purpose of changing its State or form of organization; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person, (B) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving Person, (C) in the case of any merger, consolidation or amalgamation involving a Loan Party that is a Domestic Subsidiary, such Loan Party that is a Domestic Subsidiary shall be the surviving Person, and (D) in the case of any merger, consolidation or amalgamation involving a Loan Party that is a Foreign Subsidiary (and not involving a Loan Party that is a Domestic Subsidiary), such Loan Party that is a Foreign Subsidiary shall be the surviving Person, and in each such case all actions required to maintain the perfection of the Lien of the Administrative Agent on the Stock or property of such Loan Party shall have been made.

Section 7.8 Change in Nature of Business. (a) No Group Member (other than Holdings, SRAM-SP2, the SRAM-SP2 Subs and any Parent Company) shall carry on any business, operations or activities (whether directly, through a joint venture, in connection with a Permitted Acquisition or otherwise) substantially different from those carried on by the Borrower and its Subsidiaries, taken as a whole, at the date hereof and business, operations and activities reasonably related thereto.

(b) Holdings, SIC, SRAM-SP2 and the SRAM-SP2 Subs shall not engage in any business, operations or activity, or hold any material property, other than (i) in the case of SIC, related to its status as a public reporting company (if applicable), (ii) in the case of Holdings, holding Stock and Stock Equivalents of the Borrower and Advocacy SPE, and in the case of SIC, holding the Foreign Restructuring Note, and Stock and Stock Equivalents of Holdings, SRAM-SP2 and the SRAM-SP2 Subs, (iii) in the case of SRAM-SP2, holding Stock and Stock Equivalents of Holdings and the SRAM-SP2 Subs, (iv) in the case of the SRAM-SP2 Subs, holding Stock and Stock Equivalents of Holdings, (v) issuing, selling and redeeming its own Stock, (vi) paying Taxes, (vii) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its separate corporate or other legal structure, (viii) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Stock and Stock Equivalents or Indebtedness, (ix) receiving, and holding proceeds of, Restricted Payments from the Borrower and its Subsidiaries and distributing the proceeds thereof to the extent not prohibited by Section 7.5, (x) as necessary to consummate any Permitted Acquisition and a Qualified IPO, and (xi) other activities related or incidental to any of the foregoing.

Section 7.9 Transactions with Affiliates. Except as otherwise expressly permitted herein, (1) no Group Member shall enter into any transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrower that is not a Group Member (including Guaranty Obligations with respect to any obligation of any such Affiliate), and (2) no Loan Party shall enter into any transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrower that is not a Loan Party (including Guaranty Obligations with respect to any obligation of any such Affiliate), in each case except for (a) transactions in the ordinary course of business on a basis no less favorable to such Group Member (in the case of clause (1) above) or Loan Party (in the case of clause (2) above), as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower, (b) Restricted Payments, the proceeds of which, if received by Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs, are used in compliance with Section 7.5 and (c) reasonable salaries and other reasonable director or employee compensation to (and expense reimbursement and indemnification arrangements for) officers and directors of any Group Member, (d) Permitted Investments, (e) arrangements in existence on the Closing Date as set forth on Schedule 7.9, (g) issuances of Stock or Stock Equivalents by Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs to an Affiliate and (h) transactions among Group Members that are not Loan Parties to the extent not otherwise prohibited by this Agreement; provided, that in no event shall any Group Member perform or provide any management, consulting, administrative or similar services to or for any Person other than another Loan Party, a Subsidiary of a Loan Party or a customer in the ordinary course of business. Notwithstanding the foregoing, and for avoidance of doubt, this Section 7.9 shall not be deemed to prohibit any Group Member from (i) making donations to non-profit organizations, including World Bicycle Relief, (ii) providing administrative services to World Bicycle Relief, or (iii) paying compensation and providing benefits to F.K. Day while F.K. Day devotes substantial time and attention to World Bicycle Relief if otherwise permitted by the terms of this Agreement.

Section 7.10 Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. No Group Member shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Subsidiary of the Borrower to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any Group Member (other than Holdings, SIC, SRAM-SP2 or the SRAM-SP2 Subs) or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (i) pursuant to the Loan Documents and the “Loan Documents” as defined in the First Lien Credit Agreement (including any such refinancing permitted therein), (ii) limitations on Liens on and restrictions on Sales of any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capitalized Lease Obligations or Permitted Refinancings permitted hereunder in reliance upon Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.1(k) and Section 7.1(p) and set forth in the Contractual Obligations governing such Indebtedness, Capitalized Lease Obligations or Permitted Refinancing or Guaranty Obligations with respect thereto, (iii) restrictions contained in any agreement governing the Sale of property permitted pursuant to Section 7.4 so long as such restrictions solely relate to the property that is the subject of such Sale, (iv) pursuant to any agreements governing a working capital facility permitted under Section 7.1(n) so long as such restrictions relate solely to the Foreign Subsidiary party to such agreements; provided, that any such restrictions shall be no more restrictive than the provisions of this Agreement and shall permit all the transactions permitted under this Agreement, and (v) customary restrictions and conditions contained in leases, licenses and other contracts entered into in the ordinary course of business and relating solely to the property that is the subject of such leases, licenses and contracts.

Section 7.11 Modification of Certain Documents. No Group Member shall do any of the following:

(a) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any Constituent Document of, or otherwise change the capital structure of, any Group Member (including the terms of any of their outstanding Stock or Stock Equivalents), except (i) for an amendment to the Constituent Documents of Holdings and Borrower in connection with the Equity Redemption, (ii) for an amendment to the Constituent Documents of SIC, SRAM-SP2 or the SRAM-SP2 Subs which does not materially and adversely affect the rights and privileges of any Group Member and does not materially affect the interests of any Secured Party under the Loan Documents or in the Collateral, (iii) for any such amendment, modification, waiver or other change that (x) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (y) does not involve the payment of a consent fee, or (iv) for any such amendment, modification, waiver or other change that (a) does not elect, or permit the election, to treat the Stock or Stock Equivalents of any limited liability company (or similar entity) as certificated unless such certificates have been pledged and delivered to the Administrative Agent and (b) does not materially and adversely affect the rights and privileges of any Group Member and do not materially affect the interests of any Secured Party under the Loan Documents or in the Collateral; or

(b) waive or otherwise modify any term of any Subordinated Debt to the extent prohibited under the terms of the subordination provisions applicable thereto.

Section 7.12 Accounting Changes; Fiscal Year. No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months.

Section 7.13 Capital Expenditures. No Group Member shall make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries not exceeding $34,500,000 per Fiscal Year; provided, that (a) up to 50% of any such amount referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (b) Capital Expenditures made pursuant to this Section during any Fiscal Year shall be deemed made, first, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (a) above and, second, in respect of amounts permitted for such Fiscal Year as provided above; provided that if the Consolidated Leverage Ratio at any Fiscal Quarter for which audited financial statements are available is less than 3.25:1.00 then this Section 7.17 shall no longer be applicable.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1 Definition. Each of the following shall be an Event of Default:

(a) the Borrower shall fail to pay (i) any principal of any Term Loan when the same becomes due and payable or (ii) any interest on any Term Loan, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of 3 Business Days after the due date therefor; or

(b) any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect when made or deemed made; or

(c) any Loan Party shall fail to comply with (i) any provision of Section 5.1 (Financial Statements), Section 5.2(a)(i) (Other Events), Section 6.1 (Maintenance of Corporate Existence), Section 6.9 (Use of Proceeds) or Article VII (Negative Covenants) or (ii) any other provision of any Loan Document if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(d) (i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) or within any applicable period of cure or grace on any Indebtedness of any Group Member (other than the Obligations or any Hedging Agreement) (and in the case of the First Priority Obligations, default shall be made in the payment by a Borrower of any principal of any loan or any reimbursement of any letter of credit, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise) and, in each case, such failure relates to Indebtedness having a principal amount of $17,250,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness having a principal amount of $17,250,000 or more (other than the First Priority Obligations), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness (other than Indebtedness incurred to finance the acquisition or lease of specific assets that becomes due as a result of the voluntary Sale permitted under this Agreement of the assets securing such Indebtedness) or (iii) any such Indebtedness having a principal amount of $17,250,000 or more or the First Priority Obligations shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased prior to the stated maturity thereof (other than by (a) a regularly scheduled required prepayment or (b) Indebtedness incurred to finance the acquisition or lease of specific assets that becomes due as a result of the voluntary Sale permitted under this Agreement of the assets securing such Indebtedness); or

(e) (i) any Group Member (other than an Immaterial Subsidiary) shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member (other than an Immaterial Subsidiary) seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member (other than an Immaterial Subsidiary), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or an order or decree approving or ordering any of the foregoing shall be entered or (iii) any Group Member (other than an Immaterial Subsidiary) shall take any corporate or similar action or any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) above;or

(f) one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (other than an Immaterial Subsidiary) (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $17,250,000 or (B) otherwise, that would reasonably be expected to have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings (which shall not include the filing of a judgment lien or obtaining a garnishment or similar order so long as no further action is taken in respect thereof) shall have been legally and properly commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g) except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto, (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien (in accordance with, and to the extent permitted by, the laws of the applicable jurisdiction) on any Collateral purported to be covered thereby having a value of at least $5,750,000 for any piece of Collateral or $11,150,000 for all such Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien (in accordance with, and to the extent permitted by, the laws of the applicable jurisdiction) with the priority purported to be created in the relevant Loan Document or (iii) any subordination provisions applicable to any Subordinated Debt shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, the holders of such Subordinated Debt or (iv) or any Group Member shall state in writing to the Administrative Agent, any Lender or otherwise publicly that any of the events described in clause (i), (ii) or (iii) above shall have occurred; or

(h) an ERISA Event and or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(i) there shall occur any Change of Control.

Section 8.2 Remedies. During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrower and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following: (a) declare all or any portion of the Term Loan Commitments terminated, whereupon the Term Loan Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Term Loan or (b) declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by Holdings and the Borrower (and, to the extent provided in any other Loan Document, other Loan Parties); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 8.1(e)(ii), (x) the Term Loan Commitments of each Lender to make Term Loans shall each automatically be terminated and (y) each Obligation (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by Holdings and the Borrower (and, to the extent provided in any other Loan Document, any other Loan Party).

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment of Administrative Agent. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

Section 9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

Section 9.3 Reliance and Liability. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

(b) Neither any Administrative Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

Section 9.4 Agent Individually. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.5 Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of the Administrative Agent or any of its Related Persons.

Section 9.6 Indemnities. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Pro Rata Outstandings in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Term Loan Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Pro Rata Outstandings immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Term Loan Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

Section 9.7 Resignation of Administrative Agent. (a) The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article IX and of Section 10.3 shall continue to inure to its benefit.

Section 9.8 Sub-Agents. Each of the parties hereto agrees that the Administrative Agent may retain Persons to act as collateral agents for the Secured Parties for purposes of holding, administering and enforcing Liens on Collateral located outside the United States. Such Persons shall receive all the benefits of expense reimbursement and indemnifications (to the same extent as the Administrative Agent is entitled to reimbursement and indemnifications) set forth in Section 9.6 and Section 10.3 of this Agreement.

Section 9.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.10 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Amendments, Waivers, Etc. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, consents, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, consent, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Term Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenant in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guaranty and Security Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.10 without the written consent of the Required Lenders adversely affected thereby; (v) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders, or (vii) amend, modify or waive any provision of Section 9.1 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Term Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter Extension Amendments in accordance with Section 2.17.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all or any portion of outstanding Term Loans or any tranche thereof (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

In addition, notwithstanding anything to the contrary contained herein, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. It is understood that posting such amendment electronically on IntraLinks/IntraAgency with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

Section 10.2 Assignments and Participations; Binding Effect. (a) Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower and Holdings may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) Right to Assign. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees, other than a natural person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Term Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.1(a) or Section 8.1(e) has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments or Term Loans under the Second Lien Term Facility, the amount of the Term Loan Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws;

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.14, Section 2.16 and Section 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (as to its own interest), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12, Section 2.14 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Section 2.12 and Section 2.14 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Section 2.12 or Section 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan Commitments, Term Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Term Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.2(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit

Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Person who, after giving effect to such assignment, would be an Affiliated Lender; provided that

(i) such assignment is made pursuant to (A) an open market purchase or (B) a Dutch Auction open to all Lenders on a pro rata basis;

(ii) the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit J hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment;

(iii) at the time of such assignment and after giving effect to such assignment, Affiliated Lenders shall not, in the aggregate, own or hold Term Loans (including participating interests) with an aggregate principal amount in excess of 15% of the principal amount of all Term Loans then outstanding;

(iv) each Affiliated Lender shall at each of the time of the initiation of and consummation of such assignment (a) affirm the No MNPI Representation and (b) if it is not able to affirm the No MNPI Representation, such Affiliated Lender will inform the assignor and the assignor will deliver to such Affiliated Lender customary written assurance that it is a sophisticated investor and is willing to proceed with the assignment; and

(v) if an Affiliated Lender assigns Term Loans acquired by it in accordance with this Section 10.2(g) such Affiliated Lender shall at the time of assignment of any Term Loans held by it (i) affirm the No MNPI Representation and (b) if it is not able to affirm the No MNPI Representation, the assignee will deliver to such Affiliated Lender customary written assurance that it is a sophisticated investor and is willing to proceed with the assignment; and

(vi) the Affiliated Lender shall (A) execute a waiver in form and substance reasonably satisfactory to the Administrative Agent that it shall have no right whatsoever so long as such Person is an Affiliated Lender (1) to vote as a Lender with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document (it being understood that such interest will be deemed voted in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders), provided that, notwithstanding the foregoing, (x) such Affiliated Lender shall be permitted to vote as a Lender if such amendment, modification, waiver, consent or other such action (A) requires the vote of all Lenders or all affected Lenders and all Lenders or all affected Lenders, as the case may be, have given their consent thereto, or (B) disproportionately affects such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders and (y) no amendment, modification, waiver, consent or other action shall deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder without consent of such Affiliated Lender, (2) subject to subclause (1) of this paragraph (g), to otherwise vote as a Lender on any matter related to this Agreement or any other Loan Document, (3) to receive advice of counsel to the Administrative Agent or to Lenders other than Affiliated Lenders or to challenge the Lenders’

attorney-client privilege or (4) to make or bring any claim, in its capacity as a Lender, against the Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents (except with respect to rights expressly retained under subclause (1) of this paragraph (g)), and (B) acknowledge and agree that the Obligations owned by it shall be non-voting under sections 1126 and 1129 of the Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against any Group Member, or, alternatively, to the extent that the foregoing non-voting designation is deemed unenforceable for any reason, each Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar obligations held by Lenders that are not Affiliated Lenders.

(h) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with Section 10.2(b); provided that:

(i) the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment;

(ii) such assignment shall be made pursuant to a Dutch Auction open to all Lenders on a pro rata basis;

(iii) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv) gain from any such purchase shall not increase Consolidated EBITDA;

(v) the applicable Purchasing Borrower Party shall at the commencement of such Dutch Auction and at the time of such assignment affirm the No MNPI Representation; and

(vi) the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.2(h) and each principal repayment installment with respect to the Term Loans shall be reduced pro rata by the aggregate principal amount of Term Loans purchased.

(i) Notwithstanding anything to the contrary contained herein, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Section 2), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan

Documents in the absence, with respect to any such Person, of the gross negligence, bad faith (including a material breach of obligations under the Loan Documents) or willful misconduct by such Person and its Related Persons (as determined by a court of competent jurisdiction by final and nonappealable judgment).

Section 10.3 Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and actual third party costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of external counsel (not to exceed one transaction counsel and one local law firm per each appropriate jurisdiction) to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable and actual third party costs and expenses incurred in connection with any restructuring (while an Event of Default is continuing) or work-out (while an Event of Default is continuing) or the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel (but limited to no more than one primary external counsel and, if applicable, local and regulatory counsel in each appropriate jurisdiction), and one primary external counsel (and, in addition to such firm, any local and regulatory counsel engaged in each appropriate jurisdiction by such firm) as counsel for the Lenders taken as a whole (and in the case of a conflict of interest, one additional counsel to such affected Lenders taken as a whole), (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar Taxes (excluding, in all cases, Excluded Taxes), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent, their affiliates and their respective affiliates’ respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable and actual third party costs, reasonable and actual third party expenses or reasonable and actual third party disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Term Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the of its real property and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or from breach in bad faith by an Indemnitee of its obligations under the Loan Documents, and provided, further, that this Section 10.3(d) shall not apply with respect to Taxes. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its

Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.3 shall be payable not later than 10 Business Days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.3 shall be submitted to Borrower at Borrower’s notice address as set forth in Section 10.8, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.3 shall survive the termination of this Agreement and the repayment of the Term Loans and all other amounts payable hereunder. Indemnified matters set forth in this Section shall exclude in all circumstances any liabilities or losses arising from the trading, sale or discount of any Obligations of the Administrative Agent or any Lender.

Section 10.4 Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.13 (Breakage Costs; Increased Costs; Capital Requirements), Section 2.14 (Taxes), Article IX (The Administrative Agent), Section 10.3 (Costs and Expenses), Section 9.6 (Indemnities) or this Section 10.4) and all representations and warranties made in any Loan Document and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall (A) survive the assignment of rights by, or replacement of, a Lender, the termination of the Term Loan Commitments and the payment in full, satisfaction or discharge of all other Obligations under the Loan Documents and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 10.5 Limitation of Liability for Certain Damages. In no event shall any Loan Parties or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Indemnitee and each Loan Party hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this sentence shall limit Borrower’s indemnity obligations to the extent set forth in Section 10.3.

Section 10.6 Right of Setoff.

(a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Second Lien Term Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.2), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or during the continuance of an Event of Default otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

Section 10.7 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	SRAM Holdings, LLC 1333 North Kingsbury, 4th Floor Chicago, Illinois 60642 Attention: Michael Herr Telecopy: (312) 664-8826 Telephone: (312) 664-8800

with a copy to:	Lewis, Rice & Fingersh, L.C. 600 Washington Avenue, Suite 2500 St. Louis, Missouri 63101 Attention: Mark C. Winings Telecopy: (314) 612-7840 Telephone: (314) 444-7840

Borrower:	SRAM, LLC 1333 North Kingsbury, 4th Floor Chicago, Illinois 60642 Attention: Michael Herr Telecopy: (312) 664-8826 Telephone: (312) 664-8800

with a copy to:	Lewis, Rice & Fingersh, L.C. 600 Washington Avenue, Suite 2500 St. Louis, Missouri 63101 Attention: Mark C. Winings Telecopy: (314) 612-7840 Telephone: (314) 444-7840

Administrative Agent:	10 South Dearborn Street Chicago, IL 60603 Attention: Tammy Roehm Telecopy: (312) 361-3100 Telephone: (312) 732-6637

provided that any notice, request or demand to or upon the Borrower, the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 10.8 GOVERNING LAW. THIS AGREEMENT, EACH OTHER LOAN DOCUMENT THAT DOES NOT EXPRESSLY SET FORTH ITS APPLICABLE LAW, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 10.9 Submission to Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction (or, in the case of matters relating to the Security Documents, non-exclusive jurisdiction) of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.8 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY) AND FOR ANY

COUNTERCLAIM THEREIN. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.12 Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 10.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission, or PDF format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.14 Entire Agreement. This Agreement and the Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of the Administrative Agent, any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 10.15 Non-Public Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section, any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Eligible Assignee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who have been advised of the confidential nature of such information, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental

Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding relating to this Agreement or any other Loan Document, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

Section 10.16 Patriot Act Notice. Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) (the “Patriot Act”) hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.

Section 10.17 Acknowledgements.

Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

Section 10.18 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) , and the Administrative Agent agrees, to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, (ii) of any Subsidiary which has been designated as an Unrestricted Subsidiary or (iii) under the circumstances described in paragraph (b) below. Without limiting the generality of the foregoing, each Lender irrevocably authorizes Administrative Agent, and Administrative Agent agrees, to release Collateral consisting of Stock of Foreign Subsidiaries upon Borrower’s request in connection with the Foreign Restructuring, so long as Administrative Agent is reasonably satisfied that following the Foreign Restructuring it will have a Lien on at least 65% of the Stock of any Foreign Subsidiary which is a direct Wholly Owned Subsidiary of Borrower.

(b) At such time as the Term Loans, the obligations under the Loan Documents (other than obligations under or in respect of Hedging Agreements and contingent obligations for which no claim has been made) shall have been paid in full, the Term Loan Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

Section 10.19 Conflicts with Intercreditor Agreement.

To the extent any obligation of any Loan Party hereunder or under any other Loan Document conflicts or is inconsistent with the terms of the Intercreditor Agreement, the Intercreditor Agreement shall control, and such Loan Party shall not be required to fulfill such obligations. Each Lender hereby acknowledges that it has reviewed the Intercreditor Agreement, authorizes the Administrative Agent to execute and deliver such agreement and acknowledges that such Lender will be bound by the terms thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SRAM, LLC,
AS BORROWER

By:	/s/ Michael R. Herr
Name: Michael R. Herr
Title: Chief Financial Officer

SRAM HOLDINGS, LLC,
AS HOLDINGS

By:	/s/ Michael R. Herr
Name: Michael R. Herr
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Tamara Roehm
Name: Tamara Roehm
Title: Senior Banker

J.P. MORGAN SECURITIES LLC, as Sole Bookrunner

By:	/s/ Gerry Murray
Name: Gerry Murray
Title: Managing Director

EXHIBIT A

TO

SECOND LIEN CREDIT AGREEMENT

FORM OF ASSIGNMENT

This ASSIGNMENT, dated as of the Effective Date, is entered into between the Assignor and the Assignee (each as defined below).

The parties hereto hereby agree as follows:

Borrower:	SRAM, LLC, a Delaware limited liability company (the “Borrower”)

Administrative Agent:	JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (in such capacity and together with its successors and permitted assigns, the “Administrative Agent”)

Credit Agreement:	Second Lien Credit Agreement, dated as of June 7, 2011, among the Borrower, SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto and the Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	, 20 ][1]

Effective Date:	, 20 [2]

[1]	Insert for informational purposes only if needed to determine other arrangements between the assignor and the assignee.
[2]	To be filled out by Administrative Agent upon entry in the Register.

Aggregate amount of Commitments or principal amount of Term Loans for all Lenders	Aggregate amount of Commitments or principal amount of Term Loans Assigned[3]	Percentage Assigned[4]

$	$	. %

$	$	. %

$	$	. %

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

[3]

Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

[4]

Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Commitment or Loans in the Facility. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.

Section 1. Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).

Section 2. Representations, Warranties and Covenants of Assignors. Assignor (a) represents and warrants to Assignee and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims, and (iii) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Administrative Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an authorized signer for the Assignor and is authorized to execute, sign and deliver this Agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Facilities, the percentage of the Facilities represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Group Member or Loan Party or the performance or nonperformance by any Loan Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Administrative Agent exchange such Notes for new Notes in accordance with the Credit Agreement.

Section 3. Representations, Warranties and Covenants of Assignees. Assignee (a) represents and warrants to Assignor and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) to the extent indicated above, is an Affiliate or an Approved Fund of the Lender set forth above and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either such Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Administrative Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an authorized signer for the Assignor and is authorized to execute, sign and deliver this Agreement, (b) appoints and authorizes the Administrative Agent to take such action as administrative agent and collateral agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon any Secured Party and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in accordance with Section 10.15 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Administrative

Agent a processing and recordation fee in the amount of $3,500 to the extent such fee is required to be paid under Section 10.2(b) of the Credit Agreement and (h) to the extent required pursuant to Section 2.14(f) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN, W-8EXP, W-8IMY, W-9 or any other applicable required document.

Section 4. Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 10.2(b) of the Credit Agreement, the Borrower, this Assignment (including its attachments) will be delivered to the Administrative Agent for its acceptance and recording in the Register. The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by the Administrative Agent and (ii) the recording of this Assignment in the Register. The Administrative Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5. Effect. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6. Distribution of Payments. On and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of each Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to the Assignee.

Section 7. Miscellaneous. This Assignment is a Loan Document and, as such, is subject to certain provisions of the Credit Agreement, including Sections 1.5 (Interpretation), 10.9 (Submission to Jurisdiction; Waivers) and 10.10 (Waiver of Jury Trial) thereof. On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignors, Assignees, the Administrative Agent and their Related Persons and their successors and assigns. This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York. This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR] as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE] as Assignee

By:
Name:
Title:

Lending Office for Eurodollar Loans:

[Insert Address (including contact name, fax number and e-mail address)]

Lending Office (and address for notices) for any other purpose:

[Insert Address (including contact name, fax number and e-mail address)]

[SIGNATURE PAGE FOR ASSIGNMENT FOR SRAM, LLC’S CREDIT AGREEMENT]

ACCEPTED and AGREED this day of 20 :

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

SRAM, LLC[5]

By:
Name:
Title:

[5]	Include only if required pursuant to Section 10.2(b) of the Credit Agreement.

[SIGNATURE PAGE FOR ASSIGNMENT FOR SRAM, LLC’S CREDIT AGREEMENT]

EXHIBIT B

TO

SECOND LIEN CREDIT AGREEMENT

FORM OF TERM LOAN NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: $	,20

FOR VALUE RECEIVED, the undersigned, SRAM, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Term Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to JPMorgan Chase Bank, N.A., as Administrative Agent, in accordance with the Credit Agreement, in immediately available funds.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Second Lien Credit Agreement, dated as of June 7, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of a Term Loan by the Lender to the Borrower in an aggregate amount equal to the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Term Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 1.5 (Interpretation), 10.9 (Submission to Jurisdiction; Waivers) and 10.10 (Waiver of Jury Trial) thereof.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGES FOLLOW]

B-1

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

SRAM, LLC

By:
Name:
Title:

[SIGNATURE PAGE FROM PROMISSORY NOTE OF SRAM, LLC FOR THE BENEFIT OF [NAME OF LENDER]]

EXHIBIT C

TO

SECOND LIEN CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

JPMORGAN CHASE BANK, N.A.

        as Administrative Agent under the

        Credit Agreement referred to below

             , 20

Attention:

Re:    SRAM, LLC (the “Borrower”)

Reference is made to the Second Lien Credit Agreement, dated as of June 7, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for such Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.2 of the Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

A. The date of the Proposed Borrowing is             ,     6 (the “Funding Date”).

B. The aggregate principal amount of the Proposed Borrowing of Term Loans is $        , of which $         consists of ABR Loans and $          consists of Eurodollar Loans having an initial Interest Period of          months.7

The Borrower hereby certifies that the following statements are true on the date hereof, both before and after giving effect to the Proposed Borrowing and any other Term Loan to be made on or before the Funding Date:

(i) the representations and warranties set forth in Article IV of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects on and as of such Funding Date [except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct on and as of such date];8 and

(ii) no Default is continuing.

[6]	For Term Loans, must be the Closing Date.
[7]	Delete for any Proposed Borrowing after the Closing Date.
[8]	Insert for Proposed Borrowings after the Closing Date.

C-1

SRAM, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO NOTICE OF BORROWING DATED             , 20    ]

EXHIBIT D

TO

SECOND LIEN CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

JPMORGAN CHASE BANK, N.A.

as Administrative Agent under the

Credit Agreement referred to below

             , 20

Attention:

Re:    SRAM, LLC (the “Borrower”)

Reference is made to the Second Lien Credit Agreement, dated as of June 7, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for such Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.7 of the Credit Agreement of its request for the following:

A. a continuation, on             , 20    , as Eurodollar Loans having an Interest Period of          months of Term Loans in an aggregate outstanding principal amount of $         having an Interest Period ending on the proposed date for such continuation;

B. a conversion, on             , 20    , to Eurodollar Loans having an Interest Period of          months of Term Loans in an aggregate outstanding principal amount of $        ; and

C. a conversion, on             , 20    , to ABR Loans, of Term Loans in an aggregate outstanding principal amount of $        .

In connection herewith, the Borrower hereby certifies that no Event of Default is continuing on the date hereof, both before and after giving effect to any Term Loan to be made on or before any date for any proposed conversion or continuation set forth above.

SRAM, LLC

By:
Name:
Title:

EXHIBIT E

TO

SECOND LIEN CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

            , 20

This certificate is delivered pursuant to Section 5.1(c) of, and in connection with the consummation of the transactions contemplated in, the Second Lien Credit Agreement, dated as of June 7, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SRAM, LLC (the “Borrower”), SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of the Borrower having the name and title set forth below under his signature, hereby certifies, on behalf of the Borrower (and not in his individual capacity) for the benefit of the Secured Parties and pursuant to Section 5.1 of the Credit Agreement that such Responsible Officer of the Borrower is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof, both before and after giving effect to any Term Loan to be made on or before the date hereof:

(a) In accordance with Section 5.1[(a)/(b)] of the Credit Agreement, attached hereto as Annex A are the Financial Statements for the [Fiscal Quarter/Fiscal Year] ended             , 20     required to be delivered pursuant to Section 5.1[(a)/(b)] of the Credit Agreement. Such Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Reporting Person as at the dates indicated therein and for the periods indicated therein and, in respect of the balance sheet and statements of income delivered under Section 5.1(a) of the Credit Agreement, in accordance with GAAP [(subject to the absence of footnote disclosure and normal year-end audit adjustments)]9 [without qualification as to the scope of the audit or as to going concern and without any other similar qualification, together with the certificate from the Group Members’ Accountants with respect to such Consolidated Financial Statements required to be delivered pursuant to Section 5.1(b) of the Credit Agreement. The examination by the Group Members’ Accountants in connection with such Financial Statements has been made in accordance with the standards of the United States’ Public Company accounting Oversight Board (or any successor entity).]10

[9]	Insert language in brackets only for quarterly reports.
[10]	Insert language in brackets only for annual certifications.

(b) [In accordance with Section 5.1(c) of the Credit Agreement, attached hereto as Annex B are the calculations used in determining Excess Cash Flow]11.

(c) In accordance with Section 5.1(c) of the Credit Agreement, no Default is continuing as of the date hereof[, except as provided for on Annex C attached hereto, with respect to each of which the Borrower proposes to take the actions set forth on Annex C].

(d) [In accordance with Section 5.1(f) of the Credit Agreement, attached hereto as Annex D is a discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the Fiscal Year elapsed on or prior to the date hereof discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.]12

(g) [In accordance with Sections 5.1(g) of the Credit Agreement, attached hereto as Annex F are complete and correct copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof.]13

(h) [Attached hereto as Annex G are calculations setting forth the cash balances and working capital items of the Loan Parties, on the one hand, and the Subsidiaries which are not Loan Parties, on the other hand, as of the end of the Fiscal Quarter ended             , 20    .]14

[11]	Insert bracketed language only for annual reports.
[12]	Insert bracketed language only if a Qualified IPO has not been consummated.
[13]	Insert bracketed language only for annual reports.
[14]	Insert language in brackets only for quarterly reports.

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

SRAM, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

ANNEX A

TO

COMPLIANCE CERTIFICATE OF SRAM, LLC

DATED             , 20

FINANCIAL STATEMENTS

ANNEX B

TO

COMPLIANCE CERTIFICATE OF SRAM, LLC

DATED             , 20

FINANCIAL CALCULATIONS

(SEE ATTACHED)

Calculation of Unfinanced Capital Expenditures

For purposes of calculating Excess Cash Flow, Unfinanced Capital Expenditures is defined as follows:

1.       For any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person

$

To the extent included above and without duplication, less: 2. Interest capitalized during construction

3.       Any expenditure to the extent such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period

4. Any expenditure made in connection with a Permitted Reinvestment

5. Any expenditure financed with Net Cash Proceeds of equity issuances permitted herein which Borrower is not required to pay to Administrative Agent under this Agreement

6. Total capital expenditures (line 1, minus the sum of lines 2 through 5)	$

7. To the extent included above, less: Amounts financed or proposed to be financed through the incurrence of Capitalized Lease Obligations or any long-term Indebtedness other than the Obligations

Unfinanced Capital Expenditures (line 6 minus line 7)	$

Calculation of Consolidated Cash Interest Expense

For purposes of calculating Excess Cash Flow, Consolidated Cash Interest Expense is defined as follows:

1.       For any Person for any period, Consolidated Interest Expense of such Person and its Subsidiaries for such period

$

To the extent included in Consolidated Interest Expense and without duplication, less:

2.       The amortized amount or write-off or write-down of debt discount or debt issuance costs and commissions, prepayment premiums and other fees and charges associated with Indebtedness (including without limitation net costs (or net gains) under Interest Rate Contracts for such period)

3.       All fees, charges, commissions, discounts, and other similar obligations (other than reimbursement obligations) with respect to bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured)

4. Non-cash charges relating to write-ups or write-downs in the book or carrying value of Indebtedness

5. Interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness

6. Any other non-cash interest expense

7. To the extent not netted in calculating Consolidated Interest Expense, and without duplication, Consolidated interest income

Consolidated Cash Interest Expense (line 1 minus the sum of lines 2 through 7)	$

Calculation of Consolidated Leverage Ratio

The Consolidated Leverage Ratio is defined as follows for any Person as of any date of determination:

1.       The average of the sum of the aggregate balance of outstanding Revolving Loans and Swing Loans (as such terms are defined in the First Lien Credit Agreement) as of the last day of each month in the twelve month period (or shorter period commencing on the Closing Date) ended on the date of measurement

$

Plus, as of the date of measurement:

2. L/C Obligations (as defined in the First Lien Credit Agreement)

3. Aggregate outstanding principal balance of Term Loans and Term Loans (as defined in the First Lien Credit Agreement)

4. Principal portion of Capitalized Lease Obligations and Indebtedness secured by purchase money Liens

5. Without duplication, all other Indebtedness and Guaranty Obligations included in the definition of Consolidated Total Debt, in each case of such Person and its Subsidiaries on a Consolidated basis

6. Less: The sum of unrestricted Cash and Cash Equivalents as of the day of measurement but not in excess of $7,500,000

7. Consolidated Net Total Debt (sum of lines 1 through 5, minus line 6)	$

8. Consolidated EBITDA for the last period of four consecutive Fiscal Quarters ending on such date	$

9. Consolidated Leverage Ratio (line 7 divided by line 8 above)

Calculation of Consolidated EBITDA

Consolidated EBITDA is defined as follows with respect to any Person for any period of four consecutive Fiscal Quarters:

1. Consolidated net income (or loss) of such Person and its Subsidiaries for such period	$

To the extent included above and without duplication, less:

2.       The net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary

$

3.       The net income of any Subsidiary of such Person (other than a Guarantor) that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent such restriction or limitation would prevent an amount equal to such net income to be paid to the Borrower (whether as a distribution, fee or otherwise)

$

4. The net income of any other Person arising prior to such other Person becoming or being designated a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries	$

5. Consolidated Net Income (line 1 minus the sum of lines 2 through 4)	$

To the extent included in the calculation of Consolidated Net Income and without duplication, plus:

6.       Any provision for (i) United States federal and state income taxes, foreign income taxes, franchise taxes, or other taxes measured by net income, profits or capital (or any similar measures), and (ii) withholding taxes

$

7. Consolidated Interest Expense[15]	$

[15]

For the avoidance of doubt, and without duplication, Consolidated Interest Expense shall, at the election of Borrower, include, to the extent included in the calculation of Consolidated Net Income, all commitment fees and other costs, fees and expenses payable by such Person and its Subsidiaries during such period in order to effect, or because of, the incurrence of any Indebtedness (excluding Transaction Costs), to the extent paid in cash.

8.      Any net loss or expense from extraordinary (in accordance with GAAP) and non-recurring or unusual items[16], with such non-recurring or unusual items to the extent the nature of such non-recurring or unusual items has been identified with reasonable specificity and disclosed in writing to Administrative Agent and, if in excess of $5,000,000 in any 12 month period, as are acceptable to Administrative Agent (with consent not to be unreasonably withheld).

$

9. Any depreciation, depletion and amortization expense[17]	$

10.    Any aggregate net loss on the Sale of property (other than accounts (as defined under the applicable UCC) and inventory) in each case outside the ordinary course of business, and net of any loss from discontinued operations or the Sale thereof

$

11. Any other non-cash expense, charge or loss for such period, which amount shall not include write-offs, write-downs or reserves with respect to accounts and inventory[18]	$

[16]

For the avoidance of doubt and without duplication, such non-recurring and unusual amounts shall, at the election of Borrower, include, to the extent included in the calculation of Consolidated Net Income, severance costs, litigation settlement costs, costs associated with curtailments and modifications to pension and post-retirement employee benefit plans, costs associated with facilities openings or closings and consolidation, relocation or integration costs and other business optimization and restructuring charges and expenses.

[17]

For the avoidance of doubt and without duplication, such amortization shall, at the election of Borrower, include, to the extent included in the calculation of Consolidated Net Income, the amortization of deferred gains.

[18]

For the avoidance of doubt and without duplication, non-cash expenditures, charges, losses or gains shall, at the election of Borrower, include, to the extent included in the calculation of Consolidated Net Income, (A) the amount of any non-cash compensation deduction or charge, whether as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants or otherwise, (B) deferred financing costs written off, premiums paid and other net gains or losses in connection with any early extinguishment of Indebtedness (including in connection with the Related Transactions), (C) write-offs, write-downs or write-ups of goodwill or other intangibles, (D) pension adjustments under FAS 87, including changes to pension plan accounting policies, (E) the impact of foreign currency translations and transactions and hedging transactions, and (F) amortization of inventory write up, deferred revenue adjustment or any other non cash adjustments resulting from the application of purchase accounting as required under Statement of Financial Accounting Standards No. 141 or 141R – Business Combinations, amortization of intangibles (including, but not limited to, goodwill and the cost of non-competition agreements), fair value adjustments, including earn-outs, transaction expenses and including any non cash charges associated with any impairment analysis required under Statement of Financial Accounting Standards No. 142 – Goodwill, and other Intangible Assets.

12.     To the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition or by any insurance (including business interruption insurance)

$

13.     Fees, expenses and costs incurred by SRAM International Corporation, Holdings and its Subsidiaries in connection with (i) the Loan Documents or the Related Transactions (including Transaction Costs), (ii) the issuance of Stock and incurrence of Indebtedness permitted under this Agreement (including a Qualified IPO), (iii) any Permitted Acquisition or other Investment permitted hereunder, in each case whether or not consummated and solely to the extent disclosed in writing to Administrative Agent, (iv) restructuring costs and severance payments (up to $11,000,000) in connection with the Loan Parties’ (or Subsidiaries’) restructuring initiatives and headcount reductions at their manufacturing facilities in Germany; and (v) restructuring costs and expenses in connection with the Foreign Restructuring

$

14. Any expense reimbursement paid to non-employee directors	$

15. The amount of any SRAM Cycling Advocacy Donation	$

To the extent included in the calculation of Consolidated Net Income and without duplication, less:

16. Any net gain from extraordinary items (in accordance with GAAP), and non-recurring or unusual items[1][9]	$

17.     Any net aggregate gain from the Sale of property (other than accounts (as defined in the applicable UCC) and inventory), in each case outside the ordinary course of business, and any net gain from discontinued operations or the Sale thereof

$

[1][9]

For the avoidance of doubt and without duplication, such non-recurring and unusual amounts shall, at the election of Borrower, include, to the extent included in the calculation of Consolidated Net Income, severance costs, litigation settlement costs, costs associated with curtailments and modifications to pension and post-retirement employee benefit plans, costs associated with facilities openings or closings and consolidation, relocation or integration costs and other business optimization and restructuring charges and expenses.

18.     Any other non-cash income or gain[20], including any reversal of a charge referred to in line 11 above by reason of a decrease in the value of any Stock or Stock Equivalent but excluding any write-ups or reversals of write-downs or reserves with respect to accounts and inventory

$

Consolidated EBITDA (line 5 plus the sum of lines 6 through 15, minus the sum of lines 16 through 18)	$

[20]

For the avoidance of doubt and without duplication, non-cash expenditures, charges, losses or gains shall, at the election of Borrower, include, to the extent included in the calculation of Consolidated Net Income, (A) the amount of any non-cash compensation deduction or charge, whether as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants or otherwise, (B) deferred financing costs written off, premiums paid and other net gains or losses in connection with any early extinguishment of Indebtedness (including in connection with the Related Transactions), (C) write-offs, write-downs or write-ups of goodwill or other intangibles, (D) pension adjustments under FAS 87, including changes to pension plan accounting policies, (E) the impact of foreign currency translations and transactions and hedging transactions, and (F) amortization of inventory write up, deferred revenue adjustment or any other non cash adjustments resulting from the application of purchase accounting as required under Statement of Financial Accounting Standards No. 141 or 141R – Business Combinations, amortization of intangibles (including, but not limited to, goodwill and the cost of non-competition agreements), fair value adjustments, including earn-outs, transaction expenses and including any non cash charges associated with any impairment analysis required under Statement of Financial Accounting Standards No. 142 – Goodwill, and other Intangible Assets.

EXCESS CASH FLOW CALCULATION

Excess Cash Flow is defined as follows:

1. Consolidated EBITDA for such period	$

Without duplication, less:

2.       Any scheduled cash principal payment on the Term Loans (as defined in the First Lien Credit Agreement) and the Revolving Loans (as defined in the First Lien Credit Agreement) to the extent paid on the Revolving Credit Termination Date (as defined in the First Lien Credit Agreement) during such period

$

3.       Any scheduled or other mandatory (other than mandatory prepayments financed with the net cash proceeds of the event giving rise to the mandatory prepayment requirement), or (to the extent permitted by this Agreement) voluntary cash payment made by the Borrower or any of its Subsidiaries during such period on any Capitalized Lease Obligation or other Indebtedness (other than the Loans (as defined in the First Lien Credit Agreement) or Term Loans) (but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof) including Earn-Out payments to the extent such Earn-Outs are Indebtedness

$

4. Unfinanced Capital Expenditures made by such Person or any of its Subsidiaries during such period to the extent permitted by this Agreement	$

5.       Any amounts paid in cash on account of Permitted Acquisitions (including purchase price adjustments) by such Person or any of its Subsidiaries during such period to the extent permitted by this Agreement, excluding any such amounts to the extent financed through the incurrence of long-term Indebtedness (other than the Obligations) or equity issuances

$

6.       Restricted Payments made in cash during such period under and permitted by Section 7.5(c)(i) (but not in duplication of line 9 below), (ii), (iii) and (iv) of the Credit Agreement, 7.5(d) (except to the extent paid with the Available Excess Cash Flow Amount) or 7.5(e) of the Credit Agreement, to the extent not already included in Consolidated EBITDA as a reduction in such calculation

$

7. Consolidated Cash Interest Expense of such Person for such period	$

8.       Any net cash losses from extraordinary items and all amounts added to Consolidated EBITDA arising from (i) line item 8 under the calculation of Consolidated EBITDA, (ii) line item 10 under the calculation of Consolidated EBITDA, (iii) line item 13 under the calculation of Consolidated EBITDA, (iv) line item 14 under the calculation of Consolidated EBITDA, and (v) line item 15 under the calculation of Consolidated EBITDA in the case of any such items in clauses (i) through (v) only to the extent such amounts were paid in cash during such period

$

9.       To the extent paid or payable currently in cash by such Person in respect of such period, (A) United States federal and state income taxes, foreign income taxes, franchise taxes, or other taxes measured by net income, profits or capital (or any similar measures), and (B) withholding taxes

$

10. Any increase in the Working Capital during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period)	$

11. Cash expenditures made in respect of Interest Rate Contracts during such period, to the extent not reflected in the determination of Consolidated EBITDA	$

Without duplication, plus:

12. Any decrease in the Working Capital during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof)	$

13. Any amounts deducted (other than non-cash items) in the calculation of Consolidated EBITDA under line item 17 therein	$

Excess Cash Flow (line 1 minus the sum of lines 2 through 11 plus lines 12 and 13)	$

[ANNEX C

TO

COMPLIANCE CERTIFICATE OF SRAM, LLC

DATED             , 20

CONTINUING DEFAULTS]21

[21]	Delete if not used in the text of the certificate.

ANNEX D

TO

COMPLIANCE CERTIFICATE OF SRAM, LLC

DATED             , 20

MANAGEMENT DISCUSSION AND ANALYSIS

ANNEX E

TO

COMPLIANCE CERTIFICATE OF SRAM, LLC

DATED             , 20

INTERCOMPANY INDEBTEDNESS

ANNEX F

TO

COMPLIANCE CERTIFICATE OF SRAM, LLC

DATED             , 20

MANAGEMENT LETTERS

ANNEX G

TO

COMPLIANCE CERTIFICATE OF SRAM, LLC

DATED             , 20

WORKING CAPITAL ITEMS AND CASH BALANCES

EXHIBIT F

TO

SECOND LIEN CREDIT AGREEMENT

FORM OF COLLATERAL UPDATE CERTIFICATE

            , 20

This certificate is delivered pursuant to Section 5.1(d) of, and in connection with the consummation of the transactions contemplated in, the Second Lien Credit Agreement, dated as of June 7, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SRAM, LLC (the “Borrower”), SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of the Borrower having the name and title set forth below under his signature, hereby certifies, on behalf of the Borrower (and not in [his][her] individual capacity) for the benefit of the Secured Parties and pursuant to Section 5.1 of the Credit Agreement that such Responsible Officer of the Borrower is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof, both before and after giving effect to any Term Loan to be made on or before the date hereof:

(a) In accordance with Section 5.7 of the Guaranty and Security Agreement, attached hereto as Annex A (or otherwise separately delivered or made available to Administrative Agent) is a supplement to Schedule 6 to the Guaranty and Security Agreement for each Grantor (as defined therein) and the short-form intellectual property agreements and assignments with respect to such Intellectual Property as described in said Section.

[Signature Page Follows]

F-1

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

SRAM, LLC

By:
Name:
Title:

ANNEX A

TO

COLLATERAL UPDATE CERTIFICATE OF SRAM, LLC

DATED             , 20

NOTICE OF CHANGES TO SCHEDULE 6 (INTELLECTUAL PROPERTY)

OF THE GUARANTY AND SECURITY AGREEMENT

EXHIBIT G

TO

SECOND LIEN CREDIT AGREEMENT

FORM OF GUARANTY AND SECURITY AGREEMENT

EXHIBIT H

TO

SECOND LIEN CREDIT AGREEMENT

FORM OF INTERCREDITOR AGREEMENT

EXHIBIT I-1

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of June 7, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SRAM, LLC (the “Borrower”), SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20

EXHIBIT I-2

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of June 7, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SRAM, LLC (the “Borrower”), SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20

EXHIBIT I-3

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of June 7, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SRAM, LLC (the “Borrower”), SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20

EXHIBIT I-4

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of June 7, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SRAM, LLC (the “Borrower”), SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20

EXHIBIT J

TO

SECOND LIEN CREDIT AGREEMENT

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

Reference is made to the Second Lien Credit Agreement, dated as of June 7, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SRAM, LLC (the “Borrower”), SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1.	The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2.	The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3.	The Assignee represents and warrants that (a) it is legally authorized to enter into this Assignment and Assumption; (b) it is an Affiliated Lender pursuant to Section 10.2(g) of the Credit Agreement; and (c) the other terms and conditions with respect to this Assignment and Assumption set forth in Section 10.2(g) of the Credit Agreement have been satisfied. For the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Affiliated Lender.

4.

The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (d) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including its obligations, if any, pursuant to Section 2.14(f) of the Credit Agreement.

5.	The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

6.	Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.][to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

7.	From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

8.	This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

9.	This Assignment and Assumption may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Assignment and Assumption with respect to

the Second Lien Credit Agreement, dated as of June 7, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SRAM, LLC (the “Borrower”), SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (the “Administrative Agent”).

Name of Assignor:

Name of Assignee:

(a) Assignee is an Affiliate of: [Name of Lender]

(b) Assignee is an Approved Fund administered or managed by: [Name of Lender] [an affiliate of [Name of Lender]] [an entity or an Affiliate of an entity that administers or manages [Name of Lender]]

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned

	$	. %

[Name of Assignee]	[Name of Assignor]

By:	By:
Name:	Name:
Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

JPMORGAN CHASE BANK, N.A., as Administrative Agent	SRAM, LLC, as Borrower

By:	By:
Name:	Name:
Title:	Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

DISCLOSURE SCHEDULES

This document constitutes the schedules referenced in Article 4 (the “Disclosure Schedules”) of that certain Second Lien Credit Agreement (the “Agreement”), dated as of June 7, 2011, among SRAM, LLC as Borrower, SRAM Holdings, LLC, as one of the Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and forms a part of the representations and warranties set forth in Article 4 of the Agreement. The representations and warranties contained in Article 4 of the Agreement are subject to the exceptions and other information set forth in the Disclosure Schedules. The Disclosure Schedules herein are numbered to correspond to the applicable Section of the Agreement to which the disclosure relates; except any information set forth in one of these Disclosure Schedules will be deemed to apply to each other section or subsection of the Disclosure Schedules to which its relevance is reasonably apparent; provided, further, that, anything in the Agreement to the contrary notwithstanding, the inclusion of an item in these Disclosure Schedules as an exception to a representation or warranty will not be deemed an admission that the item represents a material exception or material fact, event or circumstance or that the item has had or would reasonably be expected to have a Material Adverse Effect. Capitalized terms used herein and not otherwise defined will have the respective meanings ascribed to such terms in the Agreement.

Schedule I

Approved Foreign Commercial Banks

Country	Bank
Ireland	Bank of America
Ireland	Bank of Ireland
Taiwan	Bank of Taiwan
Hong Kong	JPMorgan Chase
China	Agriculture Bank of China
China	Industrial and Commercial Bank of China
Germany	Commerzbank
Portugal	BPI — Banque Portugues Investimento
The Netherlands	ABN Amro Bank
The Netherlands	Bank of America
Australia	JPMorgan Chase
France	Bank of America

Schedule II

Equity Redemption

On the Closing Date, after repayment of any obligations outstanding under the Existing Credit Agreement, the Borrower will distribute the remaining proceeds of the First Lien Term Facility and Second Lien Term Facility to Holdings to enable Holdings to effect a redemption of all outstanding Class A Units and to pay related transaction expenses. Holdings will effect the redemption of the Class A Units by a series of related transactions that may include: (i) a cash distribution to SRAM-SP2 in redemption of portion of its Class B Units, which cash will be used by SRAM-SP2 (or a Subsidiary of SRAM-SP2) to purchase the Stock of certain Persons that hold Class A Units (the “Blocker Corporations”), (ii) cash distributions to SRAM-SP2 to pay any taxes, expenses or other costs incurred by SRAM-SP2 or its shareholders in connection with the transaction, (iii) a cash distribution to all Persons other than the Blocker Corporations that hold Class A Units in full and complete redemption of their Class A Units and (iv) an amendment and restatement of the Limited Liability Company Operating Agreement of Holdings to replace the separate Class A Units and Class B Units issued thereunder with a single class of common units, and to eliminate the corporate governance and liquidity rights associated with the Class A Units. Following the Equity Redemption, SRAM-SP2 may cause the consolidation of the Blocker Corporations into one or more limited liability companies or other type of legal entity.

In connection with the consummation of an initial public offering of Stock of a Parent Company, the direct and indirect beneficial owners of Holdings will exchange their Stock of Holdings for Stock of the Parent Company. The exchange may be effected by (i) a transfer of Stock of Holdings to the Parent Company in exchange for Stock of the Parent Company or (ii) a transfer of Stock of a Person that holds Stock of Holdings to the Parent Company or a Subsidiary of the Parent Company in exchange for Stock of the Parent Company. These transfers may be effected by a direct Stock-for-Stock exchange or by merger or combination with the Parent Company or a Subsidiary of the Parent Company.

Schedule III

Foreign Restructuring

After the Closing Date, Borrower will contribute the Stock of the following wholly-owned Foreign Subsidiaries to Livisham Limited, another wholly-owned Foreign Subsidiary of Borrower: (i) SRAM Europe Sales & Service B.V., (ii) SRAM Deutschland GmbH and (iii) SRAMPort – Transmissoes Mecanicas LDA. Any pledge of the Stock of the contributed Foreign Subsidiaries shall terminate upon contribution to Livisham Limited.

Immediately following the consummation of an initial public offering of Stock of a Parent Company, the Parent Company will loan a portion of the proceeds of the offering to an existing or newly-formed Foreign Subsidiary (“Foreign Holdco”) in an amount not to exceed $85 million and will pledge the note receivable as collateral for the Obligations. Foreign Holdco will use the proceeds of the borrowing and issue Stock to the Borrower as consideration for the acquisition of all of the Stock of some or all of Borrower’s Foreign Subsidiaries. Forshan Shunde SRAM Bicycle Component Company Ltd. (China) may remain a direct subsidiary of SRAM, LLC, with its assets to be transferred to a new Chinese entity formed under Foreign Holdco at a later date and then dissolved. The Borrower will pledge 65% of the Stock of Foreign Holdco, and any pledge of the Stock of Borrower’s other Foreign Subsidiaries shall terminate upon acquisition of the Foreign Subsidiaries by Foreign Holdco. Foreign Holdco will initially elect to be treated as a disregarded entity for U.S. federal income tax purpose and then will elect to be treated as a corporation for U.S. federal income tax purposes effective following its acquisition of Borrower’s Foreign Subsidiaries.

Schedule 4.2

Third Party Consents

1.	Consents by the Holders of Class A Units to the Equity Redemption.

Schedule 4.3

Capitalization

(a) Ownership

Entity	Jurisdiction of Organization	Shares/Units Authorized	Shares Outstanding	Ownership
SRAM, LLC	Delaware, USA	N/A	N/A	SRAM Holdings, LLC - 100% ownership interest
SRAM Holdings, LLC	Delaware, USA	No limit, additional units may be issued as allowed under the Operating Agreement. 675,000 Incentive Units	Class A Units - 3,640,000 Class B Units - 5,460,000 Incentive Units – 538,238

TCP SRAM Holdings, LLC - 3,410,823.64063 Class A Units

JPM Mezzanine Capital,

LLC - 85,264.05451 Class A Units

GE Capital Equity Holdings Inc. - 37,871.65913 Class A Units

Gleacher Mezzanine Fund II, L.P. - 85,542.62536 Class A Units

GMF SRAM Holdings Corp. - 12,923.68854 Class A Units

Southern Farm Bureau Life Insurance Company - 7,574.33183 Class A Units

SRAM-SP2, Inc. - 5,391,839 Class B

Units

SRAM International,

Inc. - 68,161 Class B Units

SRAM Managers, current and former Directors, and

employees – 539,533 Incentive Units

Entity	Jurisdiction of Organization	Shares/Units Authorized	Shares Outstanding	Ownership
Compositech, Inc.	Indiana, USA	Voting Common Stock - 23,500,000 Non-Voting Common Stock - 1,500,000	Voting Common -3,365,750 Non-Voting Common - 1,442,500	Borrower - 3,365,750 voting common; 1,442,500 non-voting common
Livisham Limited	Ireland	Ordinary Shares - 100,000	Ordinary Shares - 10,000	Borrower - 10,000 ordinary shares
Sandleford Limited	Ireland	Ordinary Shares - 1,000,000 Cumulative Preference Shares - 1,000,000	Ordinary Shares - 7,900 Cumulative Preference Shares - 2,100	Borrower - 7,900 ordinary shares; 2,100 cumulative preference shares

Foshan Shunde SRAM Bicycle Component Company Limited	China	Registered Capital- US$435,100.00	Paid Up Capital- US$435,100.00	Borrower- US$435,100.00 in equity interests in the company
SRAM Deutschland GmbH	Germany	Total Company Capital - 26,000 Euros	Total Capital Subscribed - 26,000 Euros	Borrower - has subscribed to a capital share of 26,000 Euros
SRAM Europe Sales and Services B.V.	Netherlands	200 shares	40 shares	Borrower - 40 shares
SRAM Hong Kong Trading Company Ltd.	Hong Kong	1,000 shares	100 shares	Borrower - 100 shares
SRAMPORT - Transmissões Mecânicas LDA	Portugal	Registered Share Capital - 139,633.40 Euros	Issued Share Capital - 139,633.40 Euros	Borrower - 97,744.38 Euros of share capital SRAM Deutschland GmbH - 41,889.02 Euros of share capital
Sandleford Limited Taiwan Branch	Taiwan	N/A	N/A	Sandleford Limited – 100%
SRAM Service France SARL	France	2 shares	2 shares	Livisham Limited – 2 shares
SRAM Australia Pty Limited	Australia	1 share	1 share	Borrower – 1 share

Entity	Jurisdiction of Organization	Shares/Units Authorized	Shares Outstanding	Ownership
SRAM Cycling Advocacy LLC	Delaware, USA	N/A	N/A	SRAM Holdings, LLC - 100% ownership interest

SRAM Suzhou Drive Train Co., Ltd.[1]	China

(b) Stock Equivalents

1.	None.

(c) Contractual Obligations

1.	The transfer of shares in the following Group Members is subject to restrictions contained within the Group Member’s Constituent Documents:

a.	SRAM Holdings, LLC

b.	SRAM Europe Sales and Services B.V.

c.	SRAM Hong Kong Trading Company Limited

d.	Sandleford Limited

e.	Foshan Shunde SRAM Bicycle Component Company Limited

f.	SRAMPORT - Transmissões Mecânicas LDA

g.	Sandleford Limited Taiwan Branch

[1]	In the process of dissolution.

Schedule 4.16

Titles to Property and Mortgages

1.	Compositech, Inc. is the owner of the following real property:

5241 Walt Place

Indianapolis, IN 46254

Parcels of land located at 1180 N. Main Street

Speedway, IN 462242

2.	SRAMPORT - Transmissões Mecânicas LDA is the owner of the following real property:

Bairro Industrial de Pedrulha

Apartado 8150-3020

Coimbra Codex

Portugal

3.	Borrower and/or its Subsidiaries lease the following real property:

Property	Street Address	Lease Agreement	Landlord	Leasing Entity
Colorado Springs, CO, USA[3]	1610 Garden of the Gods Road Colorado Springs, CO 80907	Lease Agreement dated 10/16/06	COS Realty, LLC	Borrower

Chicago, IL USA	1333 N. Kingsbury Chicago, IL 60642	Commercial Loft Lease dated 1/19/01, as amended by Amendment #1 to Commercial Loft Lease dated 9/17/07	Everbury Partners, Ltd.	Borrower

Spearfish, SD USA	3100 First Avenue Spearfish, SD 57783	Lease Agreement dated 5/4/11	Cavmar, L.L.C.	Borrower

Germany Factory	Romstrasse 1 97424 Schweinfurt Germany	Lease dated 2/17/98, as amended by Amendment No. 1 dated 1/29/01 and Amendment No. 2 dated 12/16/02.	ROSEA Grundstcks-Vermietungsgesellschaft mbH & Co. Objeckt Schwwinfurt KG	SRAM Deutschland GmbH

German Apartment	Krumme Gasse 23 97421 Schweinfurt, Germany	Lease effective 3/16/07.	Rudolf Schreiter	SRAM Deutschland GmbH

[2]	This land is to be transferred by quit claim deed without additional consideration after closing.
[3]	Lease is currently being negotiated with Net Fund I, Ltd. for property located at 980 Elkton Drive, Colorado Springs, Colorado.

Property	Street Address	Lease Agreement	Landlord	Leasing Entity
German Parking Lease	Parking Place No. 5 Krumme Gasse 23 97421 Schweinfurt, Germany	Lease effective 3/16/07	Rudolf Schreiter	SRAM Deutschland GmbH

San Luis Obispo, CA, USA (Truvativ)	3050 Broad Street Suite 101 San Luis Obispo, CA

Commercial Lease Agreement dated 4/1/04, as amended by First Lease Addendum dated 5/20/04, Second Lease Addendum dated 5/21/07, Third Lease Addendum dated 1/5/08 and Fourth Lease Addendum dated

June 25, 2008

			3030, Inc.	Borrower

Shunde, China	Beiha Industrial Village Lunjiao Road Guangzhu Highway Shunde, China	Leases dated 1/24/05 and 11/1/06	Foshan City Shunde District Lunjiao Beihai Asset Management Office	Foshan Shunde SRAM Bicycle Component Company Limited

Taiwan Factory	No 9-1/9-11/11-2/13- 1/15 Lane 187, Sihu Road Dali City Taichung County, 412 Taiwan	Lease dated 5/15/06	Lin Yongsan	Sandleford Limited (Taiwan Branch)

Taiwan Factory	No. 15 Lane 187, Sihu Road Dali City Taichung County 412 Taiwan	Lease dated 5/15/06	Wu Cau Fumei	Sandleford Limited (Taiwan Branch)

Taiwan Land	No. 198-4 Caohu Sec. Dali City Taichung County 412 Taiwan	Lease dated 7/1/04	Zeng Linluan	Sandleford Limited (Taiwan Branch)

Taiwan Land	No. 199-11 Caohou Sec. Dali City Taichung County 412 Taiwan	Lease dated 6/30/04	Xie Wande	Sandleford Limited (Taiwan Branch)

Property	Street Address	Lease Agreement	Landlord	Leasing Entity
Taiwan Land	No. 198-5 Caohou Sec. Dali City Taichung County 412 Taiwan	Lease dated 6/1/05	Lin Qixong	Sandleford Limited (Taiwan Branch)

Taiwan Land	No. 180-6/180-4 Caohou Sec. Dali City Taichung County 412 Taiwan	Lease dated 4/1/05	Cai Suzhen	Sandleford Limited (Taiwan Branch)

Taiwan Land	No. 180-5 Caohou Sec. Dali City Taichung County 412 Taiwan	Lease dated 4/16/05	Huang Shuijin	Sandleford Limited (Taiwan Branch)

Taiwan Parking Lot	No. 0087-0000 Xihu South Sec. Dali City Taichung County 412 Taiwan	Lease dated 8/1/08	Lin Song-Fa	Sandleford Limited (Taiwan Branch)

Taiwan Parking Lot	No. 0086-0000 Xihu South Sec. Dali City Taichung County 413 Taiwan	Lease dated 7/1/08	Lin Song-Liang	Sandleford Limited (Taiwan Branch)

Taiwan	#526 Hou Juang Road bet Twen Dist. Taichung City Taiwan	Lease dated 10/1/05	Tsai, Hsen Shon	Sandleford Limited (Taiwan Branch)

Taiwan Factory	No. 1596-1 Chung Shan Road Shen Kang Hsiang, Taichung Hsein 429, Taiwan	Lease dated 4/1/07	Jun Cien International (Toyman)	Sandleford Limited (Taiwan Branch)

Taiwan Factory	No. 1598-8, Chung Shan Road Shen Kang Hsiang, Taichung Hsien 429, Taiwan	Lease dated 1/1/09	Li-Sheau Huang (Toyman)	Sandleford Limited (Taiwan Branch)

Property	Street Address	Lease Agreement	Landlord	Leasing Entity
Taiwan Factory	No. 1598, Chung Shan Road Shen Kang Hsiang, Taichung Hsien 429, Taiwan	Lease dated 3/1/07	Jun Cien International (Toyman)	Sandleford Limited (Taiwan Branch)

Taiwan Factory	No. 1598, Chung Shan Road Shen Kang Hsiang, Taichung Hsien 429, Taiwan	Lease dated 1/1/09	Jun Cien International (Toyman)	Sandleford Limited (Taiwan Branch)

Taiwan Factory	No. 1598, Chung Shan Road Shen Kang Hsiang, Taichung Hsien 429, Taiwan	Lease dated 3/1/07	Wun Han Chen (Toyman)	Sandleford Limited (Taiwan Branch)

Taiwan Factory	No. 1598-1, Chung Shan Road Shen Kang Hsiang, Taichung Hsien 429, Taiwan (No. 1057 and No. 1598)	Lease dated 1/1/09	Wun Han Chen (Toyman)	Sandleford Limited (Taiwan Branch)

Taiwan Factory	No. 1600 Chung Shan Road Shen Kang Hsiang, Taichung Hsien 429, Taiwan	Lease dated 7/1/07	Hong, Tong Hsin	Sandleford Limited (Taiwan Branch)

Taiwan Factory	No. 1596 Chung Shan Road Shen Kang Hsiang, Taichung Hsien, Taiwan	Lease dated 6/1/08	Chang, Jin Tian (Shoe maker)	Sandleford Limited (Taiwan Branch)

Taiwan	#469 Hou Juang Road Pei Tun District Taichung 406 Taiwan	Lease dated 5/1/06	Fuida Co.	Sandleford Limited (Taiwan Branch)

Taiwan	#675/676 Jen Teh Tuan Pei Tun District Taichung 406 Taiwan	Lease dated 4/1/06	Fuida Co.	Sandleford Limited (Taiwan Branch)

Property	Street Address	Lease Agreement	Landlord	Leasing Entity
Taiwan Factory	No. 1016-000, Shen Tsun Tuan, Shen Kang Hsiang, Taichung Hsien 429, Taiwan	Lease dated 5/1/06	Wang, Yi Bon	Sandleford Limited (Taiwan Branch)

Taiwan parking lot	No. 1016-000, Shen Tsun Tuan, Shen Kang Hsiang, Taichung Hsien 429, Taiwan	Lease dated 7/1/09	Wang, Yi Bon	Sandleford Limited (Taiwan Branch)

Taiwan Factory	No. 1017-000, Shen Tsun Tuan, Shen Kang Hsiang, Taichung Hsien 429, Taiwan	Lease dated 5/1/07	Chen, Wei-Tin	Sandleford Limited (Taiwan Branch)

Taiwan parking lot	No. 1017-000, Shen Tsun Tuan, Shen Kang Hsiang, Taichung Hsien 429, Taiwan	Lease dated 8/1/07	Chen, Wei-Tin	Sandleford Limited (Taiwan Branch)

Taiwan parking lot	No. 1381, Chung Shan Road Shen Kang Hsiang, Taichung Hsien 429 Taiwan	Lease dated 8/1/07	Lin, Su Yin	Sandleford Limited (Taiwan Branch)

Taiwan parking lot	No. 1028 Shenkang Shen Kang Hsiang Taiwan	Lease dated 4/1/10	Yon Jin-Wang, Yon Su Wang	Sandleford Limited (Taiwan Branch)

Taiwan parking lot	No. 1028 Shenkang Shen Kang Hsiang Taiwan	Lease dated 3/1/08	Jin-Jen Jiang	Sandleford Limited (Taiwan Branch)

Taiwan anodizing building	No. 1027 Shenkang Shen Kang Hsiang Taiwan	Lease dated 2/1/10	Wang, Lon-Fu	Sandleford Limited (Taiwan Branch)

Property	Street Address	Lease Agreement	Landlord	Leasing Entity
Taiwan parking lot	No. 125, Chung Shan Road Shen Kang Hsiang Taiwan	Lease dated 8/1/08	Wang, Lon Fu	Sandleford Limited (Taiwan Branch)

Taiwan	Portion of First Floor No. 526 Houzhuang Road Pei Tun District Taichung 406, Taiwan	Lease dated 10/1/08	Hsen-Shong Tsai (ADC)	Sandleford Limited (Taiwan Branch)

Ireland Property	Unit No. 8A Maritana Gate Canada Street Waterford Ireland	Lease dated 7/31/06.	Joseph Monaghan, Mary Monaghan, Paul Monaghan & Derek Monaghan	Livisham Limited

Netherlands Property	Paasbosweg 14-16 Nijkerk Netherlands	Lease dated 7/1/10	Bedrijfshuisvesting Evert de Lang BV	SRAM Europe Sales & Services B.V.

France Property	Burospace de Vinci – Batiment Neptune 50 Voie Albert Einstein – Alpespace 73800 Francin France	Lease dated 8/1/10	Em2c Promotion	SRAM Service France SARL

Australia Property	6 Macro Court, Rowville Australia	Commercial Lease dated 5/1/2011	Kady Investments Pty Ltd	SRAM Australia Pty Ltd

Schedule 6.13

Post-Closing Deliveries

I.	GERMANY

No.	Action	Delivery Date
I.1	Notify account banks of the release of GECC’s liens	June 30, 2011, or such later date as agreed to by the Administrative Agent in its reasonable discretion

I.2	Return blank notifications of debtors under the assignment of claims to SRAM Germany or evidence their destruction	June 30, 2011, or such later date as agreed to by the Administrative Agent in its reasonable discretion

I.3	Notify SRAM Germany’s insurers of the release of the insurance assignment and the re-transfer of the assigned insurance claims back to SRAM Germany	September 30, 2011, or such later date as agreed to by the Administrative Agent in its reasonable discretion

I.4	De-register the pledges and assignments of SRAM Deutschland’s intellectual property rights	December 31, 2011, or such later date as agreed to by the Administrative Agent in its reasonable discretion

II.	HONG KONG

No.	Action	Delivery Date
II.1	File Form M-2 in respect of the release of the 2008 Debenture	June 30, 2011, or such later date as agreed to by the Administrative Agent in its reasonable discretion

II.2	File Form M-2 in respect of the release of the 2010 Debenture	June 30, 2011, or such later date as agreed to by the Administrative Agent in its sole discretion

II.3	File Form T10 to request removal of registered particulars of GECC’s interest in SRAM LLC’s registered trademark in Hong Kong	June 30, 2011, or such later date as agreed to by the Administrative Agent in its sole discretion

No.	Action	Delivery Date
II.4	Delivery by GECC to ABN Amro Bank N.V. Taipei Branch of notice of release of the Debenture and obtain acknowledge of receipt of notice from ABN Amro Bank N.V. Taipei Branch	June 30, 2011, or such later date as agreed to by the Administrative Agent in its sole discretion

III.	IRELAND

No.	Action	Delivery Date
III.1	File three Form C-6 release forms with the Register of Mortgages and Charges	June 30, 2011, or such later date as agreed to by the Administrative Agent in its sole discretion

IV.	PORTUGAL

No.	Action	Delivery Date
IV.1	Delivery by GECC of notarised and apostilled Powers of Attorneys	June 17, 2011, or such later date as agreed to by the Administrative Agent in its reasonable discretion

IV.2	Entering into of the Public Deed of termination of Mortgage, Pledges and certain Powers of Attorneys	June 19, 2011, or such later date as agreed to by the Administrative Agent in its reasonable discretion

IV.3	File release of Mortgage with the Land Registry Office	June 19, 2011, or such later date as agreed to by the Administrative Agent in its reasonable discretion

IV.4	File release of Pledge over “Quotas” with the Commercial Registry Office	June 19, 2011, or such later date as agreed to by the Administrative Agent in its reasonable discretion

IV.5	Delivery by GECC to SRAMPORT of the originals of Notices of Pledge	June 19, 2011, or as soon as reasonably practicable after such date

V.	TAIWAN

No.	Action	Delivery Date
V.1	Obtain the signature of Mizuho Bank to the Agreement to Cancel Chattel Mortgage	July 15, 2011, or such later date as agreed to by the Administrative Agent in its reasonable discretion

V.2	Delivery by GECC to Bank of Taiwan of notice of cancellation of controlled deposit account agreement	June 30, 2011, or such later date as agreed to by the Administrative Agent in its reasonable discretion

Schedule 7.1

Prior Indebtedness

1.	SRAM, LLC and SRAM Holdings, LLC are parties to that certain Amended and Restated Credit Agreement dated as of April 30, 2010, and all indebtedness and obligations thereunder will be paid in full with the proceeds of the Loans on the Closing Date.

2.	SRAM Corporation entered into that certain Guaranty dated July 31, 2006 related to the Lease between Joseph Monaghan, Mary Monaghan, Paul Monaghan & Derek Monaghan and Livisham Ltd. dated July 31, 2006.

3.	Lease Agreement by and between Compositech, Inc. and Konica Minolta Business Solutions, U.S.A., Inc. dated March 27, 2008 related to the Bizhub C253 photocopier used by Compositech, Inc., which by its terms is intended to be a Finance Lease under Article 2A of the Uniform Commercial Code.

4.	Master Lease Agreement by and between U.S. Bancorp Equipment Finance, Inc. – Machine Tool Finance Group and SRAM, LLC, as successor by assignment to Quarq Technology, Inc. dated November 2, 2010 related to the Brother TC-32BN QT CNC Vertical Machining Center, which by its terms is intended to be a Finance Lease under Article 2A of the Uniform Commercial Code.

5.	On May 4, 2011, SRAM, LLC acquired certain assets and certain liabilities of Quarq Tehcnology, Inc. The purchase price includes an earn-out clause that could result in an additional maximum purchase price of $6,000,000. The future earn-out is based on a two year period and is based on the net sales of Quarq Technology, Inc. products.

Schedule 7.2

Prior Liens

1.	Lease Agreement by and between Compositech, Inc. and Konica Minolta Business Solutions, U.S.A., Inc. dated March 27, 2008 related to the Bizhub C253 photocopier used by Compositech, Inc., which by its terms is intended to be a Finance Lease under Article 2A of the Uniform Commercial Code.

2.	Financing Statement of U.S. Bancorp Equipment Finance, Inc. naming SRAM, LLC as debtor filed May 13, 2011, No. 2011 1821019, with the Delaware Secretary of State, covering one (1) Brother TC-32BN QT CNC Vertical Machining Center together with all replacements, parts, repairs, additions, accessions and accessories, etc.

3.	Liens in connection with the Existing Credit Agreement, to be released as contemplated hereby.

Schedule 7.3

Prior Investments

None

Schedule 7.9

Affiliate Transactions

1.	SRAM Corporation entered into Non-Compete Agreements with some or all of its stockholders, including certain Affiliates, as a part of the transactions contemplated by that certain Purchase Agreement dated as of August 6, 2008 by and among LB SRAM Holdings, LLC, SRAM Corporation and SRAM-SP2, Inc.

2.	SRAM Holding, LLC entered into Indemnification Agreements with one or more members of its Board of Managers. These Indemnification Agreements provide for SRAM Holdings to indemnify such Managers to the fullest extent permitted by law for any claims in which such Managers may be involved arising out of or incidental to the business or activities of or relating to SRAM Holdings.

3.	Administration Support Services Agreement, dated October 1, 2008, by and between Sandleford Limited and Sandleford Limited Taiwan Branch.

4.	Administrative Support Services Agreement dated October 1, 2008 by and between SRAM, LLC and Forshan Shunde SRAM Bicycle Component Company Ltd.

5.	Administrative Support Services Agreement dated October 1, 2008 by and between SRAM, LLC and Livisham Limited.

6.	Administrative Support Services Agreement dated October 1, 2008 by and between SRAM, LLC and SRAM Hong Kong Trading Company Ltd.

7.	Amendment No. 1 to Research and Development Agreement, dated January 1, 2009, by and between Livisham Ltd. and SRAMPort-Transmissões Mecânicas Lda

8.	Dealer Service Direct Support Agreement, dated August 16, 2010, by and between Livisham Limited and SRAM Service France SARL.

9.	Dealer Service Direct Support Agreement, dated December 10, 2007, by and between Livisham Limited and SRAM Deutschland GmbH.

10.	Dealer Service Direct Support Agreement, dated October 1, 2009, by and between Livisham Limited and SRAM Europe Sales & Service B.V.

11.	Intangible Property License Agreement, dated October 1, 2008, by and between SRAM LLC and Livisham Limited.

12.	Intangible Property License Agreement, dated October 1, 2008, by and between SRAM LLC and Sandleford Ltd. Taiwan Branch.

13.	Intangible Property License Agreement, dated October 1, 2008, by and between SRAM LLC and SRAM Hong Kong Trading Company.

14.	Manufacturing Agreement, dated January 1, 2010, by and between Livisham Limited (SRAM Corporation Europe) and SRAM Deutschland GmbH.

15.	Marketing Services Agreement, dated January 1, 2009, by and between SRAM LLC and Sandleford Ltd. Taiwan Branch.

16.	Marketing Services Agreement, dated October 1, 2008, by and between SRAM LLC and Livisham Limited.

17.	Personnel Support Agreement, dated January 1, 2004, by and between Livisam Ltd. and SRAM Deutschland GmbH.

18.	Product Management Agreement, dated January 1, 2000, by and between Livisham Limited (SRAM Corporation Europe) and SRAM Deutschland GmbH.

19.	Purchase Contract, dated January 1, 2010, between Livisham Ltd. and Foshan Shunde SRAM Bicycle Component Company Ltd.

20.	Purchase Contract, dated January 1, 2010, between Livisham Ltd. and Sandleford Ltd. Taiwan Branch.

21.	Research and Development Agreement, dated January 1, 2000, by and between Livisham Ltd. and SRAM Deutschland GmbH, as amended.

22.	Royalty Agreement, by and between SRAM, LLC, as successor to SRAM Corporation, and Foshan Shunde SRAM Bicycle Component Company Ltd.

23.	Sales and Customer Service Agreement, dated January 1, 2000, by and between SRAM Europe Sales and Services B.V. and SRAM Deutschland GmbH.

24.	Sales and Marketing Services Agreement, dated January 1, 2000, by and between Livisham Limited (SRAM Corporation Europe) and SRAM Europe Sales & Services B.V.

25.	Sales and Marketing Services Agreement, dated October 1, 2008, by and between SRAM LLC and Forshan Shunde SRAM Bicycle Component Company Ltd.

26.	Sales and Marketing Services Agreement, dated October 1, 2008, by and between SRAM LLC and SRAM Hong Kong Trading Company Ltd.

27.	Trademark license agreement dated September 1, 2004 between SRAM, LLC and Sandleford Ltd.